                                                                   EXHIBIT 10.7

                  SERIES B PREFERRED STOCK PURCHASE AGREEMENT

                                  by and among

                            CYMER LASER TECHNOLOGIES,

                                       and

                      THE INVESTORS LISTED ON SCHEDULE 1.2



                                                     Dated as of: June 28, 1989

                                TABLE OF CONTENTS

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
1.     Sale, Purchase and Delivery of Series B Shares .....................   1

       1.1       Agreement to Sell and Purchase Series B Shares ...........   2
       1.2       Delivery of Series B Shares ..............................   2
       1.3       Payment of Purchase Price ................................   2

2.     Closing ............................................................   2

3.     Representations and Warranties of the Company ......................   2

       3.1       Organization and Good Standing; Power and Authority ......   2
       3.2       Subsidiaries .............................................   3
       3.3       Capitalization ...........................................   3
       3.4       Compliance with Laws .....................................   5
       3.5       Validity of Agreement; Binding Effect ....................   5
       3.6       No Breach ................................................   5
       3.7       Financial Information ....................................   6
       3.8       Absence of Undisclosed Liabilities and Obligations. ......   6
       3.9       Absence of Certain Changes ...............................   6
       3.10      Real Property ............................................   7
       3.11      Tangible Assets and Equipment ............................   8
       3.12      Tax Returns and Audits ...................................   8
       3.13      Patents and Trademarks ...................................   9
       3.14      Contracts and Other Agreements; Insurance ................   9
       3.15      Employees ................................................  10
       3.16      Confidentiality ..........................................  10
       3.17      Litigation ...............................................  11
       3.18      ERISA ....................................................  11
       3.19      Environmental Compliance Matters .........................  12
       3.20      Use of Proceeds ..........................................  12
       3.21      Registration Rights ......................................  12
       3.22      Escrowed Certificates of Founder Common Stock ............  12
       3.23      Other Adverse Information; Disclosure ....................  13

4.     Representations and Warranties of the Investors ....................  13

                                TABLE OF CONTENTS

                                   (continued)

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
       4.1       Organization and Standing ................................................  13
       4.2       Authorization and Approval of and Ability to Carry out This Agreement ....  13
       4.3       Investment Representation ................................................  14

5.     Investor Access Prior to Closing ...................................................  15

6.     Affirmative Covenants ..............................................................  15

       6.1       Corporate Existence ......................................................  15
       6.2       Taxes and Liens ..........................................................  15
       6.3       Maintain Property ........................................................  16
       6.4       Financial Statements and Reports .........................................  16
       6.5       Confidentiality ..........................................................  17
       6.6       Conversion Shares ........................................................  17
       6.7       Access to Books and Records.   ...........................................  17
       6.8       Right of First Offer. ....................................................  18
       6.9       Right of First Refusal and/or Repurchase Agreement .......................  20
       6.10      Insurance ................................................................  20
       6.11      Notice of Record Dates ...................................................  20
       6.12      Employee Stock Purchase Agreement ........................................  21
       6.13      State Securities Law Filings .............................................  21
       6.14      Lapse of Covenants. ......................................................  21

7.     Further Agreements .................................................................  21

       7.1       Right of First Refusal and Repurchase with Respect to Founder Stock. .....  21
       7.2       Co-Sale Agreement on Sale of Founder Stock ...............................  22
       7.3       Board Representation .....................................................  23

8.     Restrictions on Transferability of Shares; Compliance with the Act .................  24

       8.1       Restrictions on Transferability. .........................................  24
       8.2       Certain Definitions. .....................................................  24
       8.3       Notice of Proposed Transfers .............................................  25
       8.4       Demand Registration Rights ...............................................  26
       8.5       Piggy-Back Registration Rights ...........................................  28
       8.6       Registration on Form S-3 .................................................  29
       8.7       Rule 144 Reporting .......................................................  29
       8.8       Expenses of Registration .................................................  30
       8.9       Cutbacks .................................................................  30
       8.10      Additional Covenants Concerning Sale of Shares ...........................  31

                                TABLE OF CONTENTS

                                   (continued)

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
       8.11      Blue Sky Provisions .....................................................  31
       8.12      Advising the Holders ....................................................  31
       8.13      Indemnification .........................................................  32
       8.14      Registration under the Exchange Act .....................................  33
       8.15      Information by Holder ...................................................  33
       8.16      Transfer of Registration Rights .........................................  33
       8.17      Standoff Agreement ......................................................  33
       8.18      Termination of Rights ...................................................  34

9.     Survival of Representations, Warranties and Covenants .............................  34

       9.1       Survival of Representations, Warranties and Covenants of the Company ....  34
       9.2       Survival of Representations and Warranties of the Investors .............  34

10.    Conditions Precedent to Obligations of the Investors ..............................  35

       10.1      Representations and Warranties Correct ..................................  35
       10.2      Compliance with This Agreement ..........................................  35
       10.3      Minimum Purchase ........................................................  35
       10.4      Satisfaction of Investors and Their Counsel .............................  35
       10.5      No Actions or Proceedings ...............................................  35
       10.6      Opinion of Company's Counsel ............................................  35
       10.7      No Lapse in Insurance Coverage ..........................................  35
       10.8      Employee Agreements and Nondisclosure Agreements ........................  36
       10.9      Officer's Certificate ...................................................  36
       10.10     Certificate of Secretary or Assistant Secretary .........................  36
       10.11     Delivery of Documents ...................................................  36

11.    Conditions Precedent to the Obligation of the Company .............................  36

       11.1      Representations and Warranties Correct ..................................  37
       11.2      Compliance with this Agreement ..........................................  37
       11.3      Satisfaction of Company and its Counsel .................................  37
       11.4      No Actions or Proceedings ...............................................  37

12.    Documents to be Delivered at Closing ..............................................  37

                                TABLE OF CONTENTS

                                   (continued)

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
       12.1      Documents to be Delivered by the Company ...............................  37
       12.2      Documents to be Delivered by the Investors .............................  38

13.    Miscellaneous ....................................................................  38

       13.1      Definition of Person ...................................................  38
       13.2      Definition of Knowledge ................................................  38
       13.3      Additional Actions .....................................................  38
       13.4      Expenses ...............................................................  38
       13.5      Counterparts ...........................................................  38
       13.6      Binding Effect; No Assignment ..........................................  39
       13.7      Notices ................................................................  39
       13.8      Applicable Laws ........................................................  39
       13.9      Entire Agreement .......................................................  39
       13.10     Waivers and Amendments; Noncontractual Remedies;  Preservation
                   of Remedies...........................................................  39
       13.11     Table of Contents; Captions ............................................  40
       13.12     Schedules and Exhibits Part of Agreement ...............................  40
       13.13     Severability ...........................................................  40

                                    EXHIBITS

Exhibit                 Description

   A           Restated Articles of Incorporation

   B           By-Laws

   C           Opinion of Company's Counsel

                                    SCHEDULES

Schedule
 Number                       Description
- --------                      -----------

           1.
            Investors; Number of Series B Shares Purchased; Aggregate      2
            Purchase Price
           3.
            Schedule of Exceptions                                         0
   13.7     Addresses

                   SERIES B PREFERRED STOCK PURCHASE AGREEMENT

         This SERIES B PREFERRED STOCK PURCHASE AGREEMENT is made as of June 28, 1989 (this "Agreement"), by and among CYMER LASER TECHNOLOGIES, a California corporation (the "Company"), and the persons whose names are set forth on
Schedule 1.2 hereto (hereinafter referred to individually as an "Investor", and collectively as the "Investors").

                                    RECITALS

         1. The Company sold shares of its Series A Preferred Stock (the "Series A Shares") to certain investors pursuant to a Series A Preferred Stock Purchase Agreement dated May 3, 1988 (the "1988 Stock Purchase Agreement").

         2. The Company intends to sell, and the Investors intend to purchase, an aggregate of One Million Three Hundred Twenty Three Thousand Five Hundred Thirty One (1,323,531) shares (the "Series B Shares") of the Company's 8% Non-Cumulative Voting Redeemable Convertible Series B Preferred Stock"), with such rights, preferences and limitations as are set forth in the Company's Restated Articles of Incorporation attached hereto as Exhibit A (the "Restated Articles of Incorporation"), including, without limitation, the right to convert each Series B Share into one share of the Company's common stock, $.01 par value per share (the "Common Stock"), or an aggregate of One Million Three Hundred Twenty Three Thousand Five Hundred Thirty One (1,323,531) shares of Common Stock, subject to adjustment for any dilution event described in the Restated Articles of Incorporation or similar event (the "Conversion Shares").

         3. Certain shareholders of the Company have provided the Company with a credit facility pursuant to a Credit Agreement dated April 21, 1989 (the "Credit Agreement"), and such shareholders have agreed to cancel the indebtedness of the Company under the Credit Agreement in exchange for the Series B Shares upon the terms and conditions herein set forth.

         NOW, THEREFORE, in consideration of the mutual premises and the representations, warranties and covenants herein contained, and of other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1. Sale, Purchase and Delivery of Series B Shares.

            1..1 Agreement to Sell and Purchase Series B Shares. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements contained herein, at the Closing (as defined herein), the Company shall issue, sell and deliver to each Investor, and each Investor, severally and not jointly, shall purchase from the Company, the number of Series B Shares set forth opposite the name of such Investor on
Schedule 1.2 at the price per Series B Share set forth opposite the name of such Investor on Schedule 1.2. The aggregate purchase price of the

Series B Shares being purchased by each Investor is set forth opposite the name of such Investor on Schedule 1.2

            1..2 Delivery of Series B Shares. At the Closing, the Company shall deliver to each Investor against receipt of the respective purchase prices therefor one or more certificates bearing the appropriate legend in accordance with Section 4.3 hereof, evidencing ownership of the number of Series B Shares being purchased hereunder by such Investor in such denominations and registered in such manner, as is indicated on Schedule 1.2.

            1..3 Payment of Purchase Price. Payment of the purchase price for Series B Shares shall be made at the option of each Investor, in cash, by wire transfer or by certified or official bank check payable to the order of the Company or by cancellation of indebtedness.

         2. Closing. Subject to the fulfillment of all of the conditions precedent contained herein, the consummation of the sale and purchase of the Series B Shares contemplated hereby (the "Closing") shall take place at the offices of Wilson, Sonsini, Goodrich & Rosati, Two Palo Alto Square, Suite 900 at 3:00 p.m. California time on June ___, 1989, or at such other place, time or date as the Company and a majority of the Investors shall designate by written notice delivered to the Company not less than five (5) business days prior to the Closing Date. The time and date upon which the Closing occurs is hereinafter referred to as the "Closing Date". All events which shall occur at the Closing shall be deemed to occur simultaneously.

         3. Representations and Warranties of the Company. Except as disclosed in the attached schedule of exceptions (Schedule 3), the Company represents and warrants to each of the Investors as follows:

            3..1 Organization and Good Standing; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority and the legal right to transact the business in which it is presently engaged, to own, lease and operate all of the assets and properties owned, leased or operated by it, to enter into and perform this Agreement, and will have at the Closing, all requisite corporate power and authority to sell the Series B Shares and to issue the Conversion Shares and to otherwise perform and comply with all other actions and agreements arising hereunder. The Company does not own or lease any property or engage in any activity in any jurisdiction which might require its qualification to do business as a foreign corporation in any such jurisdiction. The Company has furnished each Investor with true, correct and complete copies (certified by the Secretary or Assistant Secretary of the Company) of its (a) Restated Articles of Incorporation and (b) By-Laws, and will make available to each Investor (c) the minute books of the Company (containing records of all meetings and consents in lieu of meetings of its stockholders and the Board of Directors of the Company (the "Board") (and any committees thereof) since the date of its incorporation and (d) the stock transfer books of the Company. Copies of the Restated Articles of Incorporation and By-Laws are attached hereto as Exhibits A and B, respectively.

            3..2 Subsidiaries. The Company has no subsidiaries and does not own (of record or beneficially) and has made no commitment to purchase any shares or securities of, or otherwise make any investment in, any other corporation, association, partnership or other entity and is not a participant in any joint venture.

            3..3 Capitalization.

                 (a) Upon the filing of the Restated Articles of Incorporation, the authorized capital stock of the Company will consist of Eleven Million Five Hundred Thousand (11,500,000) shares of Common Stock, Nine Hundred Forty Thousand (940,000) shares of which are issued and outstanding, Three Million (3,000,000) shares of Series A Preferred Stock, Two Million One Hundred Seven Thousand Eight Hundred Eighty-Two (2,107,882) of which are issued and outstanding and One Million Five Hundred Thousand (1,500,000) shares of Series B Preferred Stock, none of which will be issued and out of standing prior to closing. All of the outstanding shares of Common Stock and Series A Preferred Stock are duly authorized and validly issued, fully paid and non-assessable. The Company has reserved the following shares of Common Stock for issuance: (i) 450,000 shares of Common Stock upon exercise of options granted or to be granted to the Company's employees; (ii) 162,500 shares of Series A Preferred Stock upon exercise of the warrants to purchase shares of Series A Preferred Stock (hereinafter referred to as the "Series A Warrants"); and (iii) 24,632 shares of Series B Preferred Stock upon exercise of the warrants to purchase shares of Series B Preferred Stock (hereinafter referred to as the "Series B Warrants"). No other classes of capital stock of the Company are authorized or outstanding.

                 (b) Except as set forth in this Agreement, Series A Warrants, Series B Warrants (to be issued upon the Closing) and options to purchase 420,000 shares, as of the date hereof there are no other outstanding rights, subscriptions, warrants, calls, preemptive rights, options or other agreements of any kind to purchase or otherwise to receive from or sell to the Company any of the out standing, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of the Company, and there is no security of any kind convertible into such capital stock. The Company has no obligation or agreement under any contingency whatsoever to issue any equity, debt or other security, or to pay, perform, guaranty, be responsible for, or satisfy in whole or in part any debt, security, obligation or agreement incurred or made by an individual or entity other than the Company, and the Company has no obligation under any condition or contingency whatsoever to share its income with anyone, or to make, accrue or set aside any payment or amount measured in any way by any part or all of its sales or income. The Company is not indebted to any of its employees in any amount other than for accrued but unpaid compensation.

                 (c) Upon issuance pursuant to this Agreement, the Series B Shares will have the rights and preferences set forth in the Restated Articles of Incorporation and each Series B Share will be, when issued, initially convertible into one Conversion Share, subject to adjustment for any dilution event described in the Restated Articles of Incorporation or similar event. The Series B Shares delivered to the Investors pursuant to this Agreement, upon payment of the respective purchase prices therefor, shall be duly authorized, validly issued, fully paid and non-assessable and the Conversion Shares issuable upon conversion of the Series B Shares have been duly and validly reserved and, upon issuance in accordance with the conversion provisions of the Series B Shares, shall be duly authorized, validly issued, fully paid and non-assessable. Subject to the provisions of applicable federal and state securities laws and compliance with the terms of this Agreement, upon the consummation of the transactions contemplated hereby, the Series B Shares and the Conversion Shares will be freely transferable and free and clear of all liens and encumbrances, other than liens, encumbrances or restrictions on transfer arising hereunder or under agreements entered into or actions taken by the Investors.

                 (d) All of the outstanding shares of Common and Series A Preferred Stock have been, and all Series B Shares to be issued pursuant to this Agreement and all Conversion Shares to be issued will be, offered, issued and sold in compliance with all federal and state securities laws.

            3..4 Compliance with Laws. The Company is not in violation of (a) any applicable order, judgment, injunction, award or decree, or (b) to the best of the Company's knowledge, any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator applicable to the business of the Company except for violations which could not have a material adverse effect on the business or properties of the Company and would not be in violation of any such law, ordinance, regulation or other requirement that has been enacted or adopted but is not yet effective if it were effective. The Company has obtained all licenses, permits, orders and approvals of any federal, state, local or foreign governmental or regulatory body (collectively, "Permits") that are material to or necessary for the conduct of the business of the Company. All of such Permits are in full force and effect, no violations are or have been recorded in respect of any Permit and no proceeding is pending or, to the best of the Company's knowledge, threatened to revoke or limit any such Permit.

            3..5 Validity of Agreement; Binding Effect. To the best of the Company's knowledge, no approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body is required in connection with the execution and delivery by the Company of this Agreement, the issuance of the Series B Shares or the Conversion Shares and the consummation and performance by the Company of the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the issuance of the Series B Shares and the Conversion Shares and the consummation of the transactions contemplated herein by the Company have been duly authorized by all necessary corporate action on the part of the Company, including any action which may have been required to be taken by the Company's stockholders, and this Agreement, when executed, will constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except insofar as the enforcement hereof may be limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights generally from time to time in effect, (b) equitable principles of general application and (c) limitations of public policy as applied to Sections 8.13 and 10 of this Agreement).

            3..6 No Breach. The execution and delivery of this Agreement does not and the issuance of the Series B Shares or Conversion Shares and consummation of and compliance with the transactions and agreements contemplated hereby will not conflict with or constitute a violation or breach of (a) the Restated Articles of Incorporation or By-laws of the Company, (b) to the best of the Company's knowledge, any provision of any material contract or other instrument to which the Company is a party or by which the Company may be bound or by which the business, assets or properties of the Company may be affected or secured, (c) any order, writ, injunction, award or decree of any court, arbitrator or governmental or regulatory body against or binding upon the Company or upon the securities, properties or business of the Company, (d) to the best of the Company's know ledge, any statute, law, rule or regulation (including, without limitation, applicable federal and state securities laws) of any jurisdiction to which the Company is subject or (e) any Permit.

            3..7 Financial Information. The Company has furnished each of the Investors with (a) true copies of its balance sheet dated as of December 31, 1988, together with statements of operations, stockholders' deficit and changes in financial position of the Company for the year ended December 31, 1988 with the related opinion of Deloitte, Haskins & Sells, independent public accoun-tants (collectively, the "Audited Financials"), and (b) an unaudited balance sheet dated as of April 30, 1989 and an unaudited statement of operations for the period then ended (the "Unaudited Financials"; the Audited Financials and the Unaudited Financials are herein referred to collectively as the "Financial Statements"). The Financial Statements are complete and correct, and present fairly the financial position and assets and liabilities of the Company at their respective dates and the results of its operations and changes in financial position for the periods then ended and cumulative since inception; provided, however, that the Unaudited Financials are subject to year-end audit adjustments and do not contain all footnotes required under generally accepted accounting principles.

            3..8 Absence of Undisclosed Liabilities and Obligations. The Company has no liability or obligation, either accrued, absolute, direct, or to the best of its knowledge, contingent or indirect, or otherwise, whether as principal, agent, partner, coventurer, guarantor or in any capacity whatsoever which are not reflected in the Financial Statements, other than (a) obligations and liabilities incurred in the ordinary course of business that are not individually or in the aggregate material and (b) obligations under contracts made in the ordinary course of business that would not be required to be reflected in the Financial Statements.

            3..9 Absence of Certain Changes. Since April 30, 1989, there has not been any event or condition of any character which has either singly or in the aggregate materially adversely affected the Company's business or prospects, including but not limited to:

                 (a) Any change in the condition (financial or otherwise), assets, liabilities or business of the Company from that shown on the Financial Statements;

                 (b) Any damage, destruction or loss of any of the properties or assets of the Company (whether or not covered by insurance) affecting the business or plans of the Company;

                  (c) Any declaration, setting aside, payment or other distribution in respect of any of the Company's capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company;

                  (d) Any waiver by the Company of any rights of value;

                  (e) Any purchase, sale or transfer of any assets or properties of the Company, any satisfaction or cancellation of any mortgage or pledge or any incurring of any debts or claims, or the subjection of any assets or property of the Company to any lien, charge, security interest on other encumbrance or any other transaction entered into by the Company other than in the ordinary course of business;

                  (f) Any increase in the compensation of any of the officers, other employees or agents of the Company, including without limitation, any increase by means of any bonus or pension plan, contract or other commitment; or

                  (g) Any labor trouble, or any event or condition of any character, affecting the business or plans of the Company.

            3..10 Real Property. Schedule 3.0 sets forth a list and summary description of all evidences of ownership of real property by the Company, all leases, subleases or other agreements under which the Company is lessor or lessee of any real property, and of all options held by the Company to purchase or acquire real property. Such leases, subleases and other agreements and all options are in full force and effect and the Company has not received any notice of any default thereunder. No approval or consent of any person is needed in order that the leases, subleases or other agreements and all options under or pursuant to which the Company is lessor or lessee of any real property continue in full force and effect after the Closing. The leasehold interests of the Company are not subject to any liens or encumbrances and such leasehold interests enjoy a right of quiet possession as against any liens or encumbrances on the properties. The Company is not subject to any contractual obligation to purchase or acquire any interest in real property or to sell or dispose of any interest in real property, and the Company has not granted any options to purchase or acquire any interest in real property. The Company has good and marketable title to all the real property held by it outright and none of such real property or any of the structure or improvements thereon is in violation of any applicable building, zoning, environmental or other laws, ordinances or regulations. None of such real property has been condemned or is the subject of any eminent domain proceeding and the Company has no grounds to believe that any such condemnation or eminent domain proceeding is threatened or taking place.

            3..11 Tangible Assets and Equipment. The Company owns outright and has good and marketable title to all of its tangible assets and equipment including all tangible assets and equipment reflected in the Financial Statements, in each case free and clear of any lien or encumbrance, subject only to liens and encumbrances set forth on Schedule 3.0 and liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been set aside on the books of the Company. To the best of the Company's knowledge, each tangible asset and piece of equipment of the Company is in good operating condition, ordinary wear and tear excepted, is being and has been properly serviced and maintained.

            3..12 Tax Returns and Audits.

                  (a) To the best of the Company's knowledge, (i) the Company has properly completed and filed or will file within the time prescribed by law (including extensions of time approved by the appropriate taxing authority) in correct form all federal, state and other income, profits, franchise, real property, personal property, sales, use, employment, payroll, excise and other tax returns and reports required to be filed by the Company, (ii) all taxes imposed or which may be imposed or asserted by the U.S. Internal Revenue Service, the State of California, or any other taxing authority, and all deficiencies, assessments, additions to tax, penalties and interests, which are due and payable by the Company through December 31, 1988, or which are attributable to the operations, business, properties or assets of the Company through that date have been paid in full, and (iii) all monies required to be withheld by the Company from employees for income taxes, Social Security and unemployment insurance taxes have been collected or withheld and either paid to the respective governmental agencies or adequately provided for by reserves on the books of the Company, other than returns and reports, the non-filing of which, deficiencies, assessments, additions to tax, penalties and interest, the non-payment of which, and withholdings, the non-collection or withholding of which would not either singly or in the aggregate have a material adverse effect on the Company.

                  (b) To the best of the Company's knowledge there are (i) no other tax returns or reports which are required to be filed by the Company which have not been so filed and (ii) no unpaid assessments for additional taxes for any fiscal period or any basis therefor. The Company's tax returns have not, to the best of the Company's knowledge, been audited by the U.S. Internal Revenue Service, the State of California or any other taxing authority to which the Company is subject. The Company has not consented to any extensions of time to assess any tax.

                  (c) The Company has successfully revoked its election to be treated as an S corporation and is presently filing tax returns and reports to, and is recognized by, the U.S. Internal Revenue Service, the State of California and all other relevant taxing authorities as a C corporation.

            3..13 Patents and Trademarks. To the best of the Company's knowledge, it owns or possesses, has access to, or can become licensed on reasonable terms under all patents, patent applications, inventions, trademarks, tradenames, servicemarks, copyrights, and other proprietary intellectual property rights (collectively referred to as "Proprietary Rights") (a) necessary for the unlawful conduct of its business as now conducted and as proposed to be conducted, and the lack of which would materially and adversely affect its business or properties, and (b) to the best of its knowledge, without any material infringement of or conflict with the rights of others. All of the Proprietary Rights are free and clear of any liens or other encumbrances. The Company has not granted any licenses to its Proprietary Rights and is not aware of any third parties who are infringing or violating any of same. To the best of the Company's knowledge, there are no disputes nor claims regarding the Proprietary Rights.

            3..14 Contracts and Other Agreements; Insurance.

                  (a) Schedule 3.0 sets forth all of the material contracts and other agreements in excess of fifty thousand dollars ($50,000) to which the Company is a party or by or to which the Company or its assets or properties are bound or subject including, without limitation, group life, health and other employee benefit plans or arrangements and each bonus, stock option, deferred compensation, pension, profit sharing or other similar plan or arrangement, to which the Company is a party or pursuant to which it has any obligation or liability. All of such contracts and other agreements are valid, existing, in full force and effect and binding upon the parties thereto in accordance with their terms, and the Company has paid in full or accrued all amounts due thereunder which are required to be accrued in accordance with generally accepted accounting principles and has satisfied in full or provided for all of their current liabilities and obligations thereunder, and are not in default under any of them, nor to the best of the Company's knowledge (i) is any party to any such contract or other agreement in default thereunder, or (ii) does any condition exist that with notice or lapse of time or both would constitute a default thereunder. Except as separately identified on Schedule 3.0, the Company is not a party to and is not bound by any contract or other agreement that adversely affect its assets, properties, business, operations or condition (financial or otherwise), or that was entered into other than in the ordinary course of its business. No approval or consent of any person is needed in order that the contracts and other agreements set forth on Schedule 3.0 or the Permits continue in full force and effect after the Closing. The Company has delivered to the Investors or their counsel true and correct copies of all the agreements listed on Schedule 3.0.

                  (b) The Company maintains insurance with reputable insurance companies, on so much of its properties, to such an extent and against such risks, as reasonably prudent persons engaged in similar businesses would customarily insure properties of a similar character.

            3..15 Employees. To the best of the Company's knowledge, no key employee of the Company is, or is now expected to be in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant or any other common law obligation to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or to be conducted by the Company or to the use of trade secrets or proprietary information of others, and the employment of the Company's employees does not subject the Company or any Investors to any material liability. There is neither pending nor, to the Company's knowledge threatened, any actions, suits, proceedings or claims, or any basis therefor or thereof with respect to any contract, agreement, covenant or obligation referred to in the preceding sentence. The Company is not a party, or subject to, any obligation, liability or commitment with respect to any written employment, compensation, consulting, severance pay or similar agreement and any and all oral employment, compensation, consulting or similar commitments are terminable at will and without notice by the Company and without payment or penalty. The Company is not a party to any collective bargaining or other union contracts and its employees are not represented by any union.

            3..16 Confidentiality. Each person employed by the Company who has access to any Proprietary Rights or other proprietary information of or about the Company has executed and delivered to the Company an Employee Agreement (an "Employee Agreement"). Each person hired by the Company as a consultant who has access to any Proprietary Rights or other proprietary information of or about the Company has executed and delivered to the Company a Nondisclosure Agreement (a "Nondisclosure Agreement").

            3..17 Litigation.

                  (a) There are no legal, administrative or other proceedings, investigations or inquiries, or other asserted claims, judgments, injunctions or restrictions, pending or outstanding or, to the best knowledge of the Company, threatened against the Company, any of its properties or business, or against or involving any of the Company or the officers or directors of the Company, or any action related to this Agreement, the issuance of the Series B Shares or any of the transactions contemplated herein that might if determined adversely to the Company, either singly or in the aggregate, result in any material adverse change in the business, prospects, operations, properties or condition (financial or otherwise) of the Company or in any material liability on the part of the Company. To the best of the Company's knowledge, there is no fact, event or circumstance that may give rise to any suit, action, claim, investigation or proceeding that would be required to be set forth on Schedule 3.0 if currently pending or threatened. There are no actions, suits or claims or legal, administrative or arbitration proceedings pending or to the best of the Company's knowledge threatened that would give rise to any right of indemnification on the part of any director or officer of the Company or the heirs, executors or administrators of such director of officer against the Company.

                  (b) The Company has not admitted in writing its inability to pay its debt generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated a bankrupt, or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other law or statute of the U.S. or any other jurisdiction.

            3..18 ERISA. No employee pension benefit plan, within the meaning of
Section 3(a) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), is currently maintained or sponsored by the Company and the Company does not contribute to, and is not obligated to contribute to, and none of the employees of the Company is a participant in, any multiemployer plan within the meaning of Section 400(a) of ERISA.

            3..19 Environmental Compliance Matters.

                  (a) There is no soil or ground water contamination by any "Hazardous Material" for which the Company is or may be liable. "Hazardous Material" shall mean any flammables, asbestos, explosives, radioactive materials, hazardous wastes, toxic substances or related materials, including without limitation any substances defined as or included in the definition of "hazardous substances, "hazardous wastes," "hazardous materials," or "toxic substances" under any applicable federal, state or local laws, rules, regulations or orders or which federal, state or local laws, rules, regulations or orders have designated as potentially dangerous to public health and/or safety when present in the environment;

                  (b) No "Hazardous Material" has been stored and the Company will not store any Hazardous Material; and

                  (c) There are no (i) enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Company pursuant to any applicable federal, state or local laws, ordinances or regulations relating to any Hazardous Material, (ii) claims made or threatened by any third party against the Company with respect to or because of its property relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Material or (iii) conditions on any of the properties of the Company that could cause such properties or any part thereof to be subject to any restrictions on the ownership, occupancy transferability or use of any of such properties under any Hazardous Material law.

            3..20 Use of Proceeds. The net proceeds to be paid to the Company at the Closing are to be used for working capital including for employee compensation and benefits, materials and miscellaneous expenses associated with developing products, lease payments, capital expenditures and marketing expenses.

            3..21 Registration Rights. Except as provided for in this Agreement, Credit Agreement and the 1988 Purchase Agreement, the Company is not under any obligation to register under the Securities Act of 1933, as amended (the "Act"), any of its currently outstanding securities or any of its securities which may hereafter be issued.

            3..22 Escrowed Certificates of Founder Common Stock. The certificates for all shares of Common Stock held by the Founders have been delivered to Wilson, Sonsini, Goodrich & Rosati, counsel to the Company, in the form required by, and in accordance with the terms of, the Common Stock Restriction Agreements (the "Restriction Agreements") executed by and between the Company and Robert Akins, Martin Pedley, Richard Sandstrom and Uday Sengupta (collectively referred to as the "Founders").

            3..23 Other Adverse Information; Disclosure.

                 (a) Except as set forth in this Agreement or in the Financial Statements, certificates, exhibits, schedules or other documents delivered pursuant hereto (the "Information"), the Company does not have knowledge of any information of a materially adverse nature with respect to the business, prospects, operations, properties or condition (financial or otherwise) of the Company including, without limitation, plans or announcements by any person or firm to compete with the Company in any area in which such person or firm does not presently compete with the Company.

                 (b) All Information delivered by or on behalf of the Company in connection with this Agreement and the transactions contemplated hereby are true, complete and authentic. No representation or warranty by the Company contained in this Agreement, and no other Information furnished or to be furnished by or on behalf of the Company pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make any representation or warranty of the Company or the Information not false or misleading.

         4. Representations and Warranties of the Investors. Each Investor, severally and not jointly, hereby represents and warrants to the Company as follows:

            4..1 Organization and Standing. If the Investor is a corporation, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. If the Investor is a partnership, it is validly existing and in good standing under the laws of the jurisdiction of its organization.

            4..2 Authorization and Approval of and Ability to Carry out This Agreement. The Investor has duly authorized the execution and delivery of this Agreement and the transactions contemplated hereby. The Investor, if a corporation, has all requisite corporate power and authority (and, if a partnership, is permitted under its partnership agreement) to enter into this Agreement and to consummate the transactions contemplated herein. This Agreement constitutes the legal, valid and binding obligation of the Investor, to the extent provided for herein, enforceable in accordance with its terms (except insofar as the enforcement hereof may be limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights generally from time to time in effect, (b) by equitable principles of general application, and (c) limitations of public policy as applied to Sections
8.13 and 10 of this Agreement).

            4..3 Investment Representation. The Investor (and the representation made under this Section 4.3 is made to each other Investor as well) is purchasing the Series B Shares (including, for purposes hereof, the Conversion Shares) for its own account without a view to any distribution thereof in violation of the Act, subject, nevertheless, to any requirement of law that the disposition of its property shall at all times be within its control. The Investor represents that it (a) is an "Accredited Investor" as that term is defined under Rule 502 under the Act, (b) is experienced in evaluating and making investments of the type contemplated by this Agreement and (c) is financially able to bear the risks of the investment. The Investor acknowledges that the Company is issuing and selling the Series B Shares in reliance upon the exemption from registration provided in Section 4(2) of the Act and is relying upon these representations, and agrees that the Series B Shares may only be transferred if registered under the Act or pursuant to an exemption from such registration requirements. The Investor understands that Rule 144 promulgated under the Act is not presently available with respect to the Series B Shares or Conversion Shares, and that absent registration of the Series B Shares or Conversion Shares under the Act, compliance with an applicable exemption under the Act, is required for a sale or other disposition of the Series B Shares or Conversion Shares. The Investor agrees that the following legend may be placed on any certificates evidencing its Series B Shares or Conversion Shares and any other securities issued in respect of Series B Shares or Conversion Shares, upon any dilution event described in the Restated Articles of Incorporation or similar event:

         "The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares have been acquired for investment and may not be pledged or hypothecated, and may not be sold or transferred except in compliance with the registration requirements of the Securities Act of 1933, or upon delivery to Cymer Laser Technologies of an opinion of counsel to the shareholder, in form and substance satisfactory to said corporation and its counsel, that registration under such Act is not required."

The Investor understands that, so long as the legend remains on the certificates representing the Series B Shares or Conversion Shares, the Company may maintain appropriate "stop transfer" orders with respect to the Series B Shares or Conversion Shares on its books and records and with its registrar and transfer agent. Notwithstanding the foregoing, such Investor shall be entitled to replacement certificates without such legend if permitted under Rule 144 or upon presentation by such Investor to the Company of a favorable written opinion of counsel reasonably satisfactory in form and substance to the Company and its counsel that the removal of such legend is not in violation of either the Act and the rules and regulations thereunder or applicable provisions of state securities law.

         5. Investor Access Prior to Closing. The Investors and their authorized agents, officers and representatives shall be granted full access to the books, documents and records, including income tax returns of the Company, to conduct such examinations and investigations thereof as they deem necessary from the date hereof to the Closing Date; provided, such examinations shall be conducted during the usual business hours of the Company. The officers and employees of the Company will be available for consultation and discussion with the Investors, its authorized agents, officers and representatives, during usual business hours. All information, except trade secrets and that which relates to Proprietary Rights, must be identified as confidential in order to be considered "Confidential Information" hereunder. All trade secrets and Proprietary Rights and information relating thereto shall be deemed "Confidential Information" whether or not designated as such. All Confidential Information obtained by any Investor shall remain confidential and shall not be disclosed to anyone other than persons with whom such Investors consult in the ordinary course of evaluating transactions of the nature of those set forth herein, except (a) to the extent that disclosure is required pursuant to any applicable law, regulation, judicial process or order, (b) when the information has been discovered or developed by the Investor independently of the Company and such discovery or development has previously been documented in writing, which documentation shall be provided to the Company upon request, or (c) when the information is in the public domain at the time of disclosure, as evidenced by an article or other writing with a publication date prior to the date on which such Confidential Information was disclosed to the Investor.

         6. Affirmative Covenants. Except as hereinafter provided, the Company hereby covenants that from and after the date of this Agreement and so long as the Investors or any of them hold bene ficially or of record any of the Series B Shares or Conversion Shares:

            6..1 Corporate Existence. The Company will maintain its corporate existence and make reasonable efforts to comply with all laws, government regulations, rules and ordinances and judicial orders, judgments and decrees applicable and material to the Company, its business and properties.

            6..2 Taxes and Liens. The Company will (a) punctually pay and discharge or cause to be paid and discharged before the same shall become delinquent (i) all taxes, assessments and governmental charges lawfully imposed upon the Company, or any of its property, or upon the income and profits thereof, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might be a lien upon the property of the Company, (b) withhold all monies required to be withheld by the Company from employees for income taxes, Social Security and unemployment insurance taxes and (c) complete and file, on a timely basis, all tax returns and reports required to be filed by it (including, without limitation, returns and reports of the type set forth in Section 3.12(a)(i)).

            6..3 Maintain Property. The Company will cause all material properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs as in the judgment of the Company may be necessary so that business carried on in connection therewith may be properly and advantageously conducted.

            6..4 Financial Statements and Reports.

                 (a) The Company will keep adequate and accurate books of account and will prepare the financial statements referred to herein, in accordance with generally accepted accounting principles, consistently applied.

                 (b) Until the Initial Public Offering (as herein defined), the Company shall furnish to each holder of at least 210,788 Series B Shares and/or Conversion Shares (appropriately adjusted for any dilution event described in the Restated Articles of Incorporation or other similar event) (a "Series B Significant Holder"):

                     (i) As soon as practicable (and in any event at least thirty (30) days) prior to the beginning of each fiscal year, an annual projected budget for the following fiscal year, and an annual operating plan and strategic plan (collectively, the "Plan") as approved by the Board.

                     (ii) As soon as practicable (and in any event within thirty
(30) days) after the end of each month, a reasonably detailed statement of revenues, costs, expenses, orders received, backlog, shipments, commitments and contingencies (including the commencement of any material litigation by or against the Company), incurred during the month and a comparison of such statements with the Company's projections as set forth in the Plan, certified by the Company's Chief Financial Officer to present fairly the data reflected thereon.

                 (c) Until the Initial Public Offering, the Company shall furnish to each holder of Series B Shares or Conversion Shares as soon as practicable (and in any event within ninety (90) days) after the end of each fiscal year of the Company, an audited balance sheet of the Company as of the end of the year and the related statement of operations, retained earnings or deficit and changes in financial position of the Company as of the end of the year setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, prepared in accordance with generally accepted accounting principles consistently applied and accompanied by an audit report and opinion in respect of such financial statement (consolidated if applicable) of the independent certified public accountants selected by the Company (which shall be a "Big Eight" firm of accountants), and such report and opinion shall be unqualified as to the scope of the audit.

            6..5 Confidentiality. The Company shall, after the date hereof, cause each person employed by, or retained as a consultant to, the Company who has access to any Proprietary Rights or other proprietary information of or about the Company to execute an Employee Agreement, in the case of an employee, and a Nondisclosure Agreement, in the case of a consultant.

            6..6 Conversion Shares. The Company shall reserve and keep available from its authorized shares of Common Stock, solely for the purpose of issuance upon conversion of the Series B Shares, such number of Conversion Shares as shall then be issuable upon the conversion of all of the Series B Shares, taking into account any anti-dilution rights of the holders thereof.

            6..7 Access to Books and Records. Until the Initial Public Offering, each Series B Significant Holder and its agents shall (a) have access upon reasonable notice to the Company, during usual business hours, and as often as may reasonably be desired, to the accounts, books and records of the Company shall be entitled to examine, make copies and extract therefrom, and from any other items, such information relating to the Company as each such Investor shall reasonably specify and (b) be permitted, upon reasonable notice to the Company to visit and inspect any of the properties of the Company; provided, however, that all Confidential Information obtained by any Series B Significant Holder shall remain confidential and shall not be disclosed to anyone other than persons with whom such Series B Significant Holders consult in the ordinary course of evaluating transactions of the nature of those set forth herein except
(a) to the extent that disclosure is required pursuant to any applicable law, regulation, judicial process or order, (b) when the information has been discovered or developed by the Investor independently of the Company and such discovery or development has previously been documented in writing, which documentation shall be provided to the Company upon request, or

(c) when the information is in the public domain at the time of disclosure, as evidenced by an article or other writing with a publication date prior to the date on which such Confidential Information was disclosed to the Investor.

            6..8 Right of First Offer.

                 (a) The Investors, representing at least two-thirds of the Series A Shares, hereby (i) amend Sections 6.8, 6.12, 7.1, 7.2, 8, and 14.10 of the 1988 Purchase Agreement to provide that the provisions of these Sections 6.8, 6.12, 7.1, 7.2, 8 and 13.10 of this Agreement shall supersede Sections 6.8, 6.12, 7.1, 7.2, 8 and 14.10 of the 1988 Purchase Agreement and (ii) waive their rights of first offer granted pursuant to the 1988 Purchase Agreement with respect to the Series B Shares issued hereunder, the Series A Warrants and Series B Warrants. For purposes of Sections 6.8, 6.12, 7.1, 7.2, 8 and 13.10, the term "Shares" shall mean the Series A Shares and Series B Shares, the term "Conversion Shares" shall mean the shares of Common Stock issued upon conversion of the Shares, and the term "Significant Holder" shall mean (i) the Series B Significant Holder or (ii) a holder of 210,788 Series A Shares (or shares of Common Stock issued upon conversion of the Series A Shares).

                 (b) The Company hereby grants to the Significant Holders the right of first offer to purchase, pro-rata, all (or any part) of New Securities (as defined in this Section 6.8) which the Company may, from time to time, propose to sell and issue. A Significant Holder's pro-rata portion, for purposes of this Agreement, is the ratio of the number of the shares of Common Stock and Preferred Stock (determined on an as-converted basis) held by such Significant Holder at the time to the total number of shares of Common Stock and Preferred Stock (determined on an as-converted basis) of the Company issued and outstanding at such time. Each Significant Holder shall have a right of over-allotment such that if any Significant Holder fails to exercise his right hereunder to purchase his pro-rata portion of New Securities, the other Significant Holders may purchase the non-purchasing Significant Holder's portion on a pro-rata basis within five (5) days from the date it receives notice from the Company that a non-purchasing Significant Holder has failed to exercise its right hereunder to purchase its pro-rata share of New Securities. This right of first offer shall be subject to the following provisions:

                 (c) "New Securities" shall mean any capital stock of the Company whether now authorized or not, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided, however, that the right of first offer shall apply at the time of issuance of the right, warrant or option and not to the exercise thereof; provided, further, that the term "New Securities" does not include: (i) the Shares or Conversion Shares; (ii) shares of Series A or Series B Preferred Stock issued pursuant to the Series A or Series B Warrants, respectively (or shares of Common Stock issued upon conversion of such Preferred Stock or such securities as may be substituted for the Series A or Series B Preferred Stock pursuant to the terms of the Series A or Series B Warrants); (iii) securities offered to the public pursuant to a registration statement filed pursuant to the Act; (iv) securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all the assets or other reorganization whereby the Company owns not less than 51% of the voting power of such corporation; (v) any borrowings, direct or indirect, from financial institutions or other persons by the Company, whether or not presently authorized, including any type of loan or payment evidenced by any type of debt instrument, provided such borrowings do not have any equity features, including war rants, options or other rights to purchase capital stock, and are not convertible into capital stock of the Company; (vi) _________ shares of Common Stock reserved for issuance to Founders or employees pursuant to the exercise of options granted or to be granted; (vii) warrants issued in connection with the leasing of equipment by the Company which have been approved by the Board with the representatives of the Significant Holders voting in favor of such issuance; or (viii) any shares of Common Stock and Preferred Stock, and any options or warrants, which issuance has been approved by the Board.

                 (d) In the event the Company proposes to issue New Securities, it shall give each Significant Holder written notice of its intention, describing the type of New Securities, the price and the general terms upon which the Company proposes to issue the same. Each Significant Holder shall have ten (10) days from the date of receipt of any such notice to agree to purchase the Significant Holder's pro-rata share of such New Securities for the price and upon the general terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

                 (e) In the event the Significant Holders fail to exercise the right of first offer with respect to all of the New Securities proposed to be sold by the Company within said ten-day period and after the expiration of the five (5) day period for the exercise of the over-allotment provisions of this
Section 6.8, the Company shall have 120 days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within 120 days from the date of said agreement), to sell the New Securities respecting which the Significant Holder's options were not exercised, at a price and upon general terms no more favorable to the purchasers thereof than specified in the Company's notice. In the event the Company has not sold within said 120-day period or entered into an agreement to sell the New Securities within said 120-day period (or sold and issued New Securities in accordance with the foregoing within 120 days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities, without first offering such securities to the Significant Holders in the manner provided above.

                 (f) The right of first offer set forth in this Section 6.8 is nonassignable, except that such right is assignable (i) by each Significant Holder to any Person (as herein defined) controlling, controlled by or under common control with such Significant Holder and (ii) between and among any of the Significant Holders, and (iii) upon the death of a Significant Holder, such right shall pass to the beneficiaries under the deceased Significant Holder's last will and testament or to the distributees of the deceased Significant Holder's estate.

            6..9 Right of First Refusal and/or Repurchase Agreement. It shall be a condition to any issuance of shares of Common Stock (other than shares of Common Stock issued upon conversion of the Preferred Stock) including, without limitation, Common Stock to officers or employees of the Company pursuant to an employee stock purchase, stock option or other benefit or incentive plan estab-lished by the Company, that the Company will cause the person to whom the Common Stock is to be issued to execute and deliver to the Company an appropriate right of first refusal agreement and/or a repurchase agreement (in the event that the shares of Common Stock being issued are subject to absolute prohibitions on transfer that lapse over time) in a form approved by the Board which shall provide, among other things, that the Significant Holders shall have the right to exercise the Company's rights thereunder in the event the Company shall fail to do so.

            6..10 Insurance. The Company will insure and keep insured, with reputable insurance companies, so much of its properties, to such an extent and against such risks, as reasonably prudent persons engaged in similar businesses would customarily insure properties of a similar character or as otherwise approved by the Board.

            6..11 Notice of Record Dates.

                  (a) In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Company shall mail to each holder of Series B Shares, at least ten (10) days prior to such record date, specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

                  (b) In the event of (i) any consolidation or merger to which the Company is a party and for which approval of any shareholders of the Company is required, (ii) the conveyance or transfer of all, or substantially all, of the properties and assets of the Company, (iii) any capital reorganization or any reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or (iv) the voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series B Shares, at least ten (10) days prior to the applicable record date, a notice specifying the date on which such record is to be taken for the purpose of such transaction.

            6..12 Employee Stock Purchase Agreement. The Company will not issue any of its capital stock, or grant an option to purchase any of its capital stock, to any Founder, employee, or officer of the Company (other than any options or grants already made to any Founders or employees of the Company) except pursuant to a plan adopted or an issuance approved by the Board, with the representatives of the Investors on the Board having voted in favor thereof.

            6..13 State Securities Law Filings. The Company shall make any and all filings necessary (whether before or after the Closing) in connection with the offer, issuance and sale of the Series B Shares and the issuance of the Conversion Shares under the securities or blue sky laws of New York, California and any other jurisdiction in which such filing is required by law.

            6..14 Lapse of Covenants. Except as otherwise specifically provided in this Section 6, the covenants contained herein and further agreements contained in Section 7 of this Agreement and the 1988 Purchase Agreement shall lapse and be of no further force and effect upon the consummation by the Company of an Initial Public Offering. "Initial Public Offering" for purposes of this Agreement, shall be defined as the receipt by the Company of the proceeds of a bona fide firm commitment underwritten public offering registered under the Act, which offering does not exclusively relate to securities under an employee stock option, bonus or other compensation plan and at a price of not less than $7.00 per share of Common Stock (as equitably adjusted for any dilutive event set forth in the Restated Articles of Incorporation or other similar event) and net proceeds to the Company of not less than $7,000,000.

         7. Further Agreements.

            7..1 Right of First Refusal and Repurchase with Respect to Founder Stock. In connection with the exercise of the Incentive Stock Options granted to each of the Founders and to certain of the Company's employees (the "Optionees") each of the Founders and the Optionees is required to execute a Restricted Stock Purchase Agreement (the "Restricted Stock Purchase Agreements"). Pursuant to the Restricted Stock Purchase Agreements and the Restriction Agreements, the Company has the right of first refusal in connection with the sale by the Founders and the Optionees of any vested shares of Common Stock and the right to repurchase any unvested shares of Common Stock. Pursuant to the assignment provisions contained in the Restriction Agreements and the Restricted Stock Purchase Agreements, the Company hereby agrees that if on any occasion it elects not to exercise any of its rights of first refusal or repurchase under the Restriction Agreements or the Restricted Stock Purchase Agreements or to exercise such rights only with respect to a portion of the shares to which they are applicable, that it shall so notify the Significant Holders in writing (the "Company Notice") within ten (10) days of all of the details of the notice or even which triggered the Company's right of first refusal or repurchase and the Significant Holders shall thereafter have all of the rights of the Company to exercise on a pro-rata basis the rights of first refusal and repurchase granted thereunder to the Company with respect to all of the shares of Common Stock to which the Company's rights apply or with respect to that portion of the shares of Common Stock that the Company has elected not to purchase on the same terms granted to the Company pursuant to the Restriction Agreements or Restricted Stock Purchase Agreements, as applicable. Each Significant Holder shall deliver a notice to the Company stating the number of shares of Common Stock which the Significant Holder desires to purchase pursuant to this Section 7.1 or to sell pursuant to Section 7.2 within ten (10) days of its receipt of the Company Notice. The Company shall notify the Significant Holders (the "Non-Exercise Notice") of any Significant Holder's election not to exercise, or to exercise only in part, its rights under Sections 7.1 or 7.2 and each Significant Holder shall have a right of over-allotment to purchase the non-exercising Significant Holder's portion on a pro-rata basis within five (5) days from the date it receives the Non-Exercise Notice. Notwithstanding anything to the contrary contained in the Restriction Agreements or in the Restricted Stock Purchase Agreements, the notice provisions and time periods set forth in Sections 7.1 and
7.2 shall control in the event the Company assigns its rights under the Restriction Agreements or Restricted Stock Purchase Agreements to the Significant Holders.

            7..2 Co-Sale Agreement on Sale of Founder Stock. Notwithstanding anything to the contrary contained in the Restriction Agreements or in the Restricted Stock Purchase Agreements, in the event the Company does not elect to purchase any or all of a Founder's shares of Common Stock subject to the rights of first refusal set forth in the Restriction Agreements and in the Restricted Stock Purchase Agreements apply, and in the event the Significant Holders do not elect to purchase any or all shares of Common Stock subject to their rights of first refusal as set forth in Section 7.1 above, then, with respect to any shares of a Founder's Common Stock not purchased by the Significant Holders the Founder hereby grants to the Significant Holders the right to participate, pro rata, in the sale of 50% of such shares in accordance with the following provisions of this Section 7.2:

                 (a) Each Significant Holder may elect to participate, pro rata, in the proposed sale of shares of Common Stock which the selling Founder desires to sell on the same terms as set forth in the Founder's notice of sale which triggered the right of first refusal, upon delivery of notice of election to the selling Founder within the time prescribed for exercising the Significant Holder's right of first refusal with respect to the selling Founder's shares of Common Stock.

                 (b) In the event all of the Significant Holders fail to exercise the right of co-sale within the time period allotted therefor, the selling Founder shall have the right to sell the shares of Common Stock which were subject to the right of co-sale on the same terms as those set forth in the notice triggering the right of first refusal; provided, however, that the sale is consummated within the period of time provided for in the Restriction Agreements or the Restricted Stock Purchase Agreements, as applicable.

                 (c) In the event any or all of the Significant Holders elect to exercise their rights of co-sale in a manner consistent with Section 7.2(a), the selling Founder agrees to reduce the number of shares of Common Stock to be sold by him, and to sell, for the account of the selling Significant Holders that amount of Common Stock tendered for sale by the Significant Holders. Each Significant Holder shall have a right of over-allotment such that if any Significant Holder fails to exercise his rights hereunder, the other Significant Holders may sell on a pro-rata basis an amount of Series B Shares equal to the number of Series B Shares which the non-exercising Significant Holder would have been permitted to sell. In no event shall the total number of shares of Common Stock sold by the Significant Holders pursuant to their right of co-sale exceed fifty percent (50%) of the total number of shares of Common Stock actually being sold by the selling Founder, other than to Significant Holders pursuant to
Section 7.1, in any given sales transaction.

            7..3 Board Representation. The Founders and Investors agree to vote their Shares and Conversion Shares in such a manner as to maintain the Board at five (5) members and to vote all of their Shares and Conversion Shares in favor of the election to the Board of (a) two (2) members to be selected by the Founders and (b) one (1) member to be selected by each of Weeden, Ventana and InterVen II, L.P. The Board shall, immediately after the Closing, be comprised of the following people: Robert P. Akins, Richard P. Abraham, Duwaine Townsen, Kenneth M. Deemer and one member remaining to be named by the Founders. Allsop Venture Partners is hereby granted the right to have a representative of

Allsop present at all meetings of the Board as a non-voting observer and notice of all meetings of the Board shall be given to Allsop at the time notice is given to the members of the Board.

         8. Restrictions on Transferability of Shares; Compliance with the Act.

            8..1 Restrictions on Transferability. The Shares and the Conversion Shares shall not be sold, assigned, transferred or pledged, except upon the conditions specified in this Section 8, which conditions are intended to insure compliance with the provisions of the Act and in the case of Conversion Shares being sold pursuant to a Registration Statement, to assist in an orderly distribution. Each Investor will cause any proposed purchaser, assignee, transferee or pledgee of Shares or Conversion Shares held by that Investor to agree to take and hold those Shares or Conversion Shares subject to the provisions and upon the conditions specified in this Section 8.

            8..2 Certain Definitions. As used in this Section 10, the following terms shall have the following respective meanings:

                 "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Act.

                 "Holder" shall mean any holder of Registrable Securities (including any Transferee (as herein defined)) which have not been sold to the public.

                 "Initiating Holders" shall mean any Holders who in the aggregate hold 50% or more of the outstanding Registrable Securities.

                 The terms "register", "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

                 "Registrable Securities" shall mean (a) the Conversion Shares (whether issued or issuable), (b) any Common Stock or other securities of the Company issued or issuable in respect of the Conversion Shares (or any other securities of the Company issued in respect of the Shares) on account of any stock split, reverse stock split, stock dividend, dilution event described in the Restated Articles of Incorporation or other similar event, (c) any Common Stock issuable upon conversion of the Series A Preferred Stock received upon exercise of the Series A Warrants, (d) any Common Stock issuable upon conversion of the Series B Preferred Stock received upon exercise of the Series B Warrants, and (e) any Shares or Conversion Shares or Common Stock acquired pursuant to the right of first offer set forth in Section 6.8 or the right of first refusal and repurchase with respect to Founder Stock set forth in Section 7.1 or pursuant to any right to purchase stock from any employee pursuant to an agreement provided for by Section 6.9; provided, however, that shares of Common Stock or other securities shall only be treated as Registrable Securities if and so long as (i) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (ii) they have not been sold in a transaction exempt from the registration and prospectus delivery requirement of the Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of each sale.

                 "Registration Expenses" shall mean all expenses incurred by the Company in compliance with Sections 8.4, 8.5 and 8.6 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

                 "Restricted Securities" shall mean the securities of the Company required to bear or bearing the legend set forth in Section 4.3 hereof.

                 "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and all fees and disbursements of counsel for any Holder.

            8..3 Notice of Proposed Transfers. The transferee of each certificate representing Restricted Securities (a "Transferee") by acceptance thereof agrees to comply in all respects with the provisions of this Agreement and shall have all the rights of an Investor hereunder with respect to the Restricted Shares. Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities (other than under circumstances described in Sections 8.4, 8.5 and 8.6 hereof), the Holder thereof shall give written notice to the Company of such Holder's intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed sale, assignment, transfer or pledge, in sufficient detail, and shall be accompanied (except in transactions in compliance with Rule 144) by either (a) a favorable written opinion of counsel reasonably satisfactory in form and substance to the Company and its counsel, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Act, or (b) a "no action" letter from the Commission to the effect that the distribution of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the Holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company. Notwithstanding the foregoing, Holders of Restricted Securities and their transferees shall be permitted to transfer such Restricted Securities without complying with the provision of this Section to (a) any Person controlling, controlled by or under common control with such Holder or
(b) to any other Holder of Restricted Securities. Each certificate evidencing the Restricted Securities transferred as above provided shall, subject to the provisions of Section 4.3, bear the appropriate restrictive legend set forth therein.

            8..4 Demand Registration Rights.

                 (a) On two occasions, upon the demand, in writing, of Initiating Holders that the Company effect a registration with respect to all or any part of the Registrable Securities, the Company shall give written notice of such demand within ten (10) days to all other Holders. The notice shall advise such Holders of their right to participate in such demand registration, which right may be exercised by each such Holder giving written notice to the Company of its intention to so participate within twenty (20) days of receipt of such notice from the Company. The Company will thereafter use its best efforts to prepare, file and process to effectiveness a registration statement and any amendments or supplements required to be filed to insure that such registration statement remains effective under the Act, to permit the Holders or any of them, or an underwriter on behalf of any of them, to offer and sell to the public the number of Registrable Securities for which demand registration rights are exercised hereunder. The Company shall file the aforesaid registration statement as soon as reasonably practicable, and in any event, within sixty (60) days following receipt of such written request. The Company shall use its best efforts to cause such registration statement to become and remain effective until the earlier of the sale of all of the Registrable Securities included in the registration statement or one hundred twenty (120) days from the effective date thereof.

                 (b) Notwithstanding the foregoing, the Company shall not be obligated to register the Registrable Securities pursuant to this Section 8.4
(i) during any period within six (6) months following a prior primary or secondary public offering of the Company's Common Stock, including any registration of the Registrable Securities but excluding a "shelf" or continuing registration, (ii) during any period in which the Company has commenced preparation of a registration statement of securities and pursuant to which it has notified the Holders of their "piggy-back" registration rights pursuant to
Section 8.4 hereof, (iii) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Act, (iv) if the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith and judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for a registration to be filed in the near future, then the Company's obligation to use its best efforts to register under this Section 8.4 shall be deferred for a period not to exceed ninety (90) days from the receipt of the request to file such Registration Statement by Initiating Holders; provided, however, that the Company shall not exercise the right to defer registration granted by this subsection (iv) more than once in any twelve-month period.

                 (c) The right of any Holder to registration pursuant to Section
8.4 shall be conditioned upon such Holder's participation in the underwriting arrangements required by this Section 8.4 and the inclusion of such Holder's registrable securities in the underwriting to the extent requested and to the extent provided herein. The Company shall (together with all Holders proposing to distribute their securities through such an underwriting) enter into an underwriting agreement in customary form with the managing underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which managing underwriters shall be reasonably acceptable to the Company). The Holders agree to be bound by the provisions of Section 8.9 herein regarding cutbacks. If any Holder of Registrable Securities disapproves of the terms of the underwriting, such persons may elect to withdraw therefrom by written notice to the Company, the Managing Underwriter and the Holders participating in the registration. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration, and such registrable securities shall not be transferred in a public distribution prior to ninety (90) days after the effective date of such registration.

            8..5 Piggy-Back Registration Rights.

                 (a) On each occasion, if any, following the date hereof that the Company contemplates filing with the Commission a registration statement under the Act relating in whole or in part to the primary offer and sale of shares of its Common Stock, other than a registration statement which exclusively relates to the registration of securities under (i) an employee stock option, bonus or other compensation plan, or (ii) a registration relating solely to a transaction under Rule 145 promulgated by the Commission, the Company shall so notify the Holders in writing of its intention to do so at least thirty (30) days prior to the filing of each such registration statement. Each Holder who gives written notice to the Company, within twenty (20) days of receipt of such notice from the Company, of such Holder's desire to have any of its Registrable Securities included in such registration statement, may, subject to the provisions of this Section 8.5, have its Registrable Securities so included. The Company shall file any required amendments of or supplements to any registration statement filed pursuant to this Section 8.5 and otherwise use its best efforts to insure that such registration statement remains in effect under the Act until the earlier of the sale of all of the Registrable Securities included in the registration or the expiration of one hundred twenty (120) days from the effective date thereof.

                 (b) If the registration of which the Company gives notices is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 8.5(a). In such event the right of any Holder to registration pursuant to
Section 8.5 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company (or by the Holders who have demanded such registration). The Holders agree to be bound by the terms and conditions of
Section 8.9 hereof regarding cutbacks.

                 (c) The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 8.5 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

            8..6 Registration on Form S-3.

                 (a) The Company shall use its best efforts to qualify for registration on Form S-3 or any comparable or successor form. After the Company has qualified for the use of Form S-3, in addition to the rights contained in Sections 8.4 and 8.5, the Holders of Registrable Securities shall have the right to demand that the Company promptly use its best efforts to effect one registration per annum on Form S-3, provided, such request shall be made by Holders of at least 25% of the outstanding

Registrable Securities and with respect to an amount of Registrable Securities which have a reasonably anticipated aggregate price to the public of not less than $500,000.

                 (b) Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 8.6 (i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required by the Act, (ii) during the period starting with the date sixty (60) days prior to the filing of and, ending on a date six (6) months following the effective date of a registration statement (other than with respect to a registration statement relating to a Rule 145 transaction, and offered solely to employees, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective, or (iii) if the Company shall furnish to Holder a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed in the near future, then the Company's obligation to use its beset efforts to file a registration statement shall be deferred for a period not to exceed ninety (90) days from the receipt of the request to file such registration by the Holders; provided, however, that the Company shall not exercise the right to defer registration granted by this subsection (iii) more than once in any twelve-month period.

            8..7 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of the Restricted Securities to the public without registration, the Company agrees to:

                 (a) Make and keep public information available as those terms are understood and defined in Rule 144 under the Act, at all times from and after 90 days following the effective date of the first registration under the Act filed by the Company for an offering of its securities to the general public;

                 (b) Use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") at any time after it has become subject to such reporting requirements; and

                 (c) So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after 90 days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

            8..8 Expenses of Registration. Subject to any Blue Sky requirements with respect to the allocation of expenses, all Registration Expenses incurred in connection with registration statements under Section 8.5 and the first two registration statements filed by the Company pursuant to Sections 8.4 and 8.6, shall be borne by the Company, and all Selling Expenses shall be borne by the holders of the Registrable Securities so registered pro rata on the basis of the number of their shares of Registrable Securities so registered; provided, however, that the Company shall not be required to pay any Registration Expenses if, as a result of the withdrawal of a request for registration by Initiating Holders (unless in response to a material adverse change in the Company), the registration statement does not become effective, in which case the Holders requesting registration shall bear such Registration Expenses pro-rata on the basis of the number of their shares of Registrable Securities so included in the registration request; provided, further, that such registration shall not be counted as a registration pursuant to Section 8.4, 8.5 or 8.6.

            8..9 Cutbacks. In the event the underwriter for a registration statement filed pursuant to Sections 8.4, 8.5 or 8.6 advises the Company in writing that the number of Registrable Securities proposed to be sold in any such offering or sale is greater than the number of shares which the underwriter believes feasible to sell at that time at the price and upon the terms approved by or on behalf of the Company with respect to a registration statement filed under Section 8.5 or on behalf of the Holders holding a majority of the Registrable Securities to be included in such registration statement with respect to a registration statement to be filed under Section 8.4 or 8.6, then the number of Registrable Securities which the underwriter believes may be sold shall (a) in the case of a registration statement filed under Section 8.5, first be allocated to the Company and the remaining Registrable Securities shall be allocated among the Holders in proportion to the Registrable Securities each first proposed for inclusion in the registration statement and (b) in the case of a registration statement filed under Sections 8.4 or 8.6, be allocated to the Holders in proportion to the number of Registrable Securities each first proposed for inclusion in the registration statement.

            8..10 Additional Covenants Concerning Sale of Shares. In connection with any registration statement referred to in Section 8 of this Agreement, the Company shall furnish to each Holder whose shares of Registrable Securities are included therein (or to any broker or other person at its request) a reasonable number of copies of such registration statement, each amendment and supplement thereto and each document included therein, such number of copies of the then current prospectus included therein as they may from time to time reasonably request, and a copy of the opinion of counsel to the Company and a copy of the Company's accountants' "cold comfort letter" which are delivered to the underwriter, if such counsel or accountants, as the case may be, so consent.

            8..11 Blue Sky Provisions. Except in those jurisdictions in which the Company would be required to execute a general consent to service of process, the company, at its expense, shall endeavor to cause any of the Registrable Securities included in a registration statement referred to herein to be qualified under the laws of such number of jurisdictions as the Holders, or the managing underwriter named herein, may reasonably designate, and the Company will continue such qualification in effect so long as may be necessary to comply with all applicable laws regulating sales of securities.

            8..12 Advising the Holders. In connection with any registration statement referred to in Section 8 hereof, the Company will promptly advise each Holder whose Registrable Securities are included therein, and confirm such advice in writing (a) when the registration statement has become effective, (b) upon the filing of any amendment or supplement to the registration statement,
(c) when any post-effective amendment to the registration statement becomes effective, and (d) of any request by the Commission for any amendment or supplement to the registration statement or prospectus or for additional information. If at any time the Commission should institute or threaten to institute any proceeding for the purpose of issuing, or should issue, a stop order suspending the effectiveness of the registration statement, the Company will promptly notify the Holders whose Registrable Securities are included in such registration statement, and will use its best efforts to prevent the issuance of any such stop order or to obtain the withdrawal thereof as soon as possible; and the Company will advise the Holders promptly of any order or communication of any public board or body addressed to the Company suspending or threatening to suspend the qualification of any shares of Common Stock for sale in any jurisdiction.

            8..13 Indemnification.

                  (a) With respect to the registration rights described in
Section 8 hereof, the Company hereby agrees to indemnify, hold harmless and defend each Holder and each Person who controls, is controlled by or under common control of any such Holder within the meaning of the Act, against any and all losses, claims, damages, liabilities and expenses (including reasonable legal and other expenses incurred in investigating and defending against the same), to which they, or any of them, may become subject under the Act or other statute or common law, arising out of or based upon (i) any alleged untrue statement of a material fact contained in any registration statement or prospectus included therein, or any amendment thereof or supplement thereto, or
(ii) the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, that the indemnity contained in this Section 8.13(a) shall not apply to any such alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such Holder. As soon as practicable after the receipt by any Holder of notice of any claim or action against any of the Holders in respect of which indemnity may be sought from the Company hereunder, such Holder shall notify the Company thereof in writing, and the Company shall assume the defense of such claim or action (and the cost thereof) by counsel of its own choosing, who shall be reasonably satisfactory to a majority in interest of the Holders.

                  (b) Each Holder whose Registrable Securities are included in a registration statement, severally but not jointly, hereby agrees, to indemnify, hold harmless and defend the Company, its directors and officers, and each Person who controls, is controlled by or under common control of the Company within the meaning of the Act, and each other Holder against any and all losses, claims, damages, liabilities and expenses (including reasonable legal or other expenses incurred in investigating and defending against the same), to which they or any of them may become subject under the Act or other statute or common law, arising out of or based upon (i) any alleged untrue statement of a material fact contained in any such registration statement or prospectus included therein, or any amendment thereof or supplement thereto, or (ii) the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, that the indemnity contained in this
Section 8.13(a) shall apply in each case only to the extent such statement or omission was made solely in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder in connection with the preparation of the registration statement. The Company, and any other person in respect of which indemnity may be sought from a Holder hereunder, shall, as soon as practicable after the receipt of notice of any claim or action against the Company or such other person or entity, notify such Holder thereof in writing and such Holder shall assume the defense of any such claim or action (and the cost thereof) by counsel of its own choosing, who shall be reasonably satisfactory to the Company and a majority in interest of any Holders claiming indemnity hereunder.

            8..14 Registration under the Exchange Act. If the Company shall at any time have completed a public offering of shares of its Common Stock, it shall thereafter take such steps as may be necessary to register its Common Stock under Section 12 of the Exchange Act (whether or not required by law to do so), to maintain such status, and to file with the Commission all current reports and other information as may be necessary to enable the Investors or the Transferees to effect sales of their Conversion Shares in reliance upon Rule 144 under the Act.

            8..15 Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the company such information regarding such Holder or Holders, the registrable securities held by them and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration referred to in this Section 8.

            8..16 Transfer of Registration Rights. The rights to cause the Company to register securities granted to Holders under Sections 8.4, 8.5 and
8.6 may be assigned to a transferee or assignee in connection with any transfer or assignment by a Holder of at least Ten Thousand (10,000) Shares of Registrable Securities, subject to adjustment for any dilution event described in the Certificate of Determination or similar event; provided, however, that the Company is given written notice by the Holder effecting such transfer or assignment.

            8..17 Standoff Agreement. Each Holder agrees in connection with any registration of the Company's securities that, upon request of the Company or the underwriters managing any under written offering of the Company's securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities (other than those included in the registration statement) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 120 days) from the effective date of such registration as may be requested by the Company or such managing underwriters; provided, however, that (all officers and directors) of the Company have entered into substantially similar agreements. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

            8..18 Termination of Rights. The rights of any particular Holder to cause the Company to register securities under Sections 8.4, 8.5 and 8.6 shall terminate with respect to such Holder following a bona fide, firmly underwritten public offering of shares of Common Stock registered under the Act at such time as such Holder is able to dispose of all of his Registrable Securities in one three-month period, pursuant to the provisions of Rule 144.

         9. Survival of Representations, Warranties and Covenants.

            9..1 Survival of Representations, Warranties and Covenants of the Company. The Investors shall have the right to rely fully upon the representations, warranties and covenants of the Company contained in this Agreement (notwithstanding any knowledge of facts determined or determinable by the Investors). All such representations and warranties shall survive the execution and delivery hereof and the Closing, and, except as otherwise specifically provided in this Agreement, shall thereafter terminate and expire on the earlier of (a) the second anniversary of the Closing Date and (b) the consummation of the Initial Public Offering by the Company. The covenants of the Company contained herein shall continue until they lapse in accordance with the provisions of this Agreement.

            9..2 Survival of Representations and Warranties of the Investors. The Company shall have the right to rely fully upon the representations and warranties of the Investors contained in this Agreement (notwithstanding any knowledge of facts determined or determinable by the Company). All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing and, except as otherwise specifically provided in this Agreement, shall thereafter terminate and expire on the earlier of (a) the second anniversary of the Closing Date and (b) the consummation of the Initial Public Offering by the Company. The covenant made by the Investors in Section 4.3 hereof shall survive indefinitely, unless a lesser period is prescribed by an applicable statute.

        10. Conditions Precedent to Obligations of the Investors. Except as may be waived in writing by any Investor (but only as to himself or itself), the obligations of each Investor to consummate the purchase of the Shares set forth on Schedule 1.2 hereto shall be conditioned on the following:

            10..1 Representations and Warranties Correct. Each of the representations and warranties of the Company contained in this Agreement and in any certificate delivered to the Investors pursuant hereto shall in all material respects be true and correct when made and as of the Closing Date, with the same effect as if made at the Closing Date (or the date to which it relates in the case of any representation or warranty which specifically relates to an earlier date).

            10..2 Compliance with This Agreement. The Company shall have performed and complied with all covenants, agreements and conditions required to be performed or complied with by the Company on or prior to the Closing Date.

            10..3 Minimum Purchase. At least ______ Series B Shares shall have been purchased in the aggregate by all of the Investors for an aggregate purchase price of not less than $___________.

            10..4 Satisfaction of Investors and Their Counsel. All corporate proceedings taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form to each Investor and its counsel, Gray, Cary, Aimes & Frye.

            10..5 No Actions or Proceedings. No action, suit or proceeding by or before any court, agency or other governmental body shall have been asserted, instituted or threatened by any party to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

            10..6 Opinion of Company's Counsel. The Company shall have delivered to the Investors an opinion of Wilson, Sonsini, Goodrich & Rosati, counsel for the Company, addressed to the Investors and dated as of the Closing Date in substantially the form attached hereto as Exhibit C.

            10..7 No Lapse in Insurance Coverage. No lapse shall have occurred prior to the Closing Date in the coverage provided under any of the policies of insurance of the Company, including any liability policies, which relate to the business, assets, properties or employees of the Company.

            10..8 Employee Agreements and Nondisclosure Agreements. The Employee Agreements and Nondisclosure Agreements shall continue to be in full force and effect.

            10..9 Officer's Certificate. The Investors shall have received a certificate dated the Closing Date and signed by the President certifying the fulfillment of the conditions by the Company specified in this Section 10 and that he does not have any knowledge of any facts which have not been disclosed to the Investors in writing which will or may reasonably be expected to have any material adverse effect on the value of the assets, properties, business, goodwill or prospects of the Company. General economic conditions shall not be deemed a fact within the meaning or application of this paragraph.

            10..10 Certificate of Secretary or Assistant Secretary. The Investors shall have received a certificate dated the Closing Date and signed by the Secretary or Assistant Secretary of the Company certifying as to:

                   (a) the Restated Articles of Incorporation in the form attached as Exhibit A hereto;

                   (b) the By-Laws of the Company in the form attached as Exhibit B hereto;

                   (c) resolutions of the Board authorizing and approving the execution and delivery of this Agreement and all documents required to be delivered pursuant hereto by the Company, and the performance of its obligations hereunder and that such resolutions are in full force and effect on and as of the Closing Date;

                   (d) resolutions of the shareholders of the Company approving the Restated Articles of Incorporation and amended By-Laws of the Company and that such resolutions are in full force and effect on and as of the Closing Date; and

                   (e) the incumbency and signature of each of the officers of the Company signing this Agreement and any of the documents delivered hereunder.

            10..11 Delivery of Documents. All of the documents and resolutions required to be delivered by the Company to the Investors at closing shall have been delivered.

        11. Conditions Precedent to the Obligation of the Company. Except as may be waived in writing by the Company, the obligations of the Company to consummate the sale of the Shares herein provided for shall be conditioned upon the following:

            11..1 Representations and Warranties Correct. Each of the representations and warranties of each Investor in this Agreement and in any certificate delivered to the Company pursuant hereto certifying the fulfillment of the conditions by such Investor specified in this Section 11 shall in all material respects be true and correct when made and as of the Closing Date (or on the date to which it relates in the case of any representation or warranty which specifically relates to an earlier date).

            11..2 Compliance with this Agreement. Each Investor shall have performed and complied with all covenants, agreements and conditions required to be performed or complied with by such Investor on or prior to the Closing Date.

            11..3 Satisfaction of Company and its Counsel. All corporate, partnership and other proceedings taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form to the Company and its counsel, Wilson, Sonsini, Goodrich & Rosati.

            11..4 No Actions or Proceedings. No action, suit or proceeding by or through any court, agency or other governmental body shall have been asserted, instituted or threatened by any party to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

        12. Documents to be Delivered at Closing.

            12..1 Documents to be Delivered by the Company. At the Closing the Company shall deliver to each of the Investors:

                  (a) the Restated Articles of Incorporation, in the form attached as Exhibit A hereto, certified by the Secretary of State of the State of California;

                  (b) an opinion, dated the Closing Date, of Wilson, Sonsini, Goodrich & Rosati, counsel to the Company, in substantially the form attached as Exhibit C hereto;

                  (c) a certificate of the President certifying as to the matters set forth in Section 10.9;

                  (d) a certificate of the Secretary or Assistant Secretary certifying as to the matters set forth in Section 10.10;

                  (e) a Good Standing Certificate certified by the Secretary of State of the State of California as to the good standing of the company in California;

                  (f) a Tax Certificate from the Franchise Tax Board stating that the Company does not owe any franchise taxes to the State of California;

                  (g) certificates representing the Series B Shares being purchased by such Investor;

            12..2 Documents to be Delivered by the Investors. At the Closing, the Investors shall deliver to the Company:

                  (a) the sum of at least $__________ in the manner set forth in
Section 1.2 hereof; and

                  (b) such other documents as the Company or its counsel shall have reasonably requested.

        13. Miscellaneous.

            13..1 Definition of Person. "Person" for purposes of the Agreement means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or other entity of whatever nature.

            13..2 Definition of Knowledge. "To the best of the Company's knowledge" and "to the best of the Founder's knowledge" shall mean the actual knowledge of the Company or the Founders or information which they should have obtained after due inquiry into the conduct of the Company's business and matters related thereto.

            13..3 Additional Actions. The parties shall execute and deliver such other and further instruments and perform such other and further acts as may reasonably be required fully to consummate the transactions contemplated hereby.

            13..4 Expenses. The Company agrees that at the Closing, it will pay the reasonable legal fees and disbursements of Gray, Cary, Aimes & Frye, counsel to the Investors, incurred in connection with the review of this Agreement, other ancillary documents called for in this Agreement and the consummation of the transactions contemplated hereby upon presentation of statements or other reasonable evidence thereof.

            13..5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

            13..6 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable by any party hereto without the prior written consent of the other parties.

            13..7 Notices. All notices or other communications hereunder shall be in writing and shall be mailed, certified or registered mail, return receipt requested, or shall be sent by messenger or by electronic transmission, addressed to such party at the address indicated on Schedule 13.7 or to any such other address as any such party shall specify in a notice to the Company, with a copy in the case of a notice to any Investor, to Gray, Cary, Aimes & Frye, and, if intended for the Company, with a copy to Wilson, Sonsini, Goodrich & Rosati, Two Palo Alto Square, Suite 900, Palo Alto, California 94306, Attention: Henry
P. Massey, Jr., Esq.

            13..8 Applicable Laws. This Agreement shall be construed and governed by the laws of the State of California applicable to contracts made and to be performed within such state.

            13..9 Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto, and no party hereto shall be bound by any communications between them on the subject matter hereof unless such communications are in writing and bear a date contemporaneous with or subsequent to the date hereof. Any prior written agreements or letters of intent between the parties shall, upon execution of this Agreement, be null and void.

            13..10 Waivers and Amendments; Noncontractual Remedies; Preservation of Remedies. This Agreement (except for sections 6.8, 6.12, 7.1, 7.2, 8 and 13.10) may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument duly executed and acknowledged with the same formality as this Agreement, and signed by the Investors (or their Transferees) holding at least two-thirds of the Series B Shares or shares of Common Stock issued upon conversion of the Series B Shares; and sections 6.8, 6.12, 7.1, 7.2, 8 and 13.10 of this Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument duly executed and acknowledged with the same formality as this Agreement, and signed by the Investors (or their Transferees) holding at least two-thirds of the Shares or Conversion Shares. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

            13..11 Table of Contents; Captions. The Table of Contents and the captions of the various sections of this Agreement are inserted for convenience of reference only, and shall not constitute a part hereof.

            13..12 Schedules and Exhibits Part of Agreement. The Schedules and Exhibits referred to herein and delivered pursuant hereto, including any amendments thereto or changes therein prior to the Closing Date, shall be deemed part of this Agreement as fully and effectively as if set forth at length herein.

            13..13 Severability. If any provision of this Agreement or the application thereof shall for any reason be invalid or unenforceable, that provision shall be limited only to ____________________________________________

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date and year first above written.

                                     "COMPANY"

                                     CYMER LASER TECHNOLOGIES

                                     By:
                                         ---------------------------------------
                                         Name:  Robert P. Akins
                                         Title:  President

                                     "INVESTORS"

                                     -------------------------------------------
                                                 (Name)

                                     -------------------------------------------
                                               (Signature)

                                     -------------------------------------------
                                                 (Title)

                                     "FOUNDERS" (as to sections 6.8(a), 7.2 and
                                     7.3 only)

                                     -------------------------------------------
                                                  (Name)

                                     -------------------------------------------
                                                (Signature)

                                     -------------------------------------------
                                                  (Title)














THNO1R.R1(C3)
06/03/89

                                                                EXHIBIT  10.7


                                  SCHEDULE 1.1

                                    Founders

                                  Robert Akins
                                  Martin Pedley
                                  Richard Sandstrom
                                  Uday Sengupta

                                  SCHEDULE 1.2

                            CYMER LASER TECHNOLOGIES

                               List of Investors


                                                                     SERIES B
NAME                                                DOLLARS            SHARES
- ----                                                -------            ------
FIRST CLOSING

Weeden Capital Partners, L.P.                    $95,016.40            27,946

Ventana Growth Fund II, L.P.                     $95,383.60            28,054

Interven II, L.P.                               $600,001.40           176,471

Interven Ventures 1987                            $2,998.80               882

Allsop Venture Partners,                        $350,002.80           102,942
III, L.P.

K-Sun, Inc.                                     $565,508.40           166,326

Xerox Venture capital                         $1,000,001.20           294,118

C. Ian Sym-Smith                                $100,000.80            29,412

Convergences Gestion                            $100,000.80            29,412

Fredrik C. Schreuder                             $68,000.00            20,000

VentimCo., Ltd.                                  $25,000.20             7,353

Anglo American Partnership #1                   $100,000.80            29,412

Paxton AB                                        $50,000.40            14,706

Hagglof & Ponsbach                              $666,077.00           195,905
Fondkommission AB

Gerania AB                                       $51,000.00            15,000

Scandinavian Merchant Group AB                 $ 102,000.00            30,000

                 TOTAL FIRST CLOSING:         $3,970,992.60         1,167,939
                                              -------------         ---------

                                                                     SERIES B
                                                    DOLLARS            SHARES
NAME
SECOND CLOSING

Weeden Capital Partners, L.P.                   $154,982.20            45,583

Clearwater Ventures                             $150,001.20            44,118

TOTAL SECOND CLOSING:                           $304,983.40           $89,701


TOTAL FIRST AND SECOND CLOSING:               $4,275,976.00         1,257,640

Additional Series B Shares*                     $224,029.40            65,891
                                              -------------         ---------
TOTAL FINANCING:                              $4,500,005.40         1,323,531


*To be purchased in accordance with Section 1.1 of the Agreement.

                                  SCHEDULE 4.0

                  Exceptions to Representations and Warranties

         Set forth below are exceptions to the representations and warranties of the Company made in Section 4.0 of the attached Agreement. All disclosures and exceptions are intended to modify all of the Company's representations and warranties, and the section headings used below are for convenience only.

4.1      Organization and Standing; Articles and Bylaws

         The Company is in the process of qualifying to do business in the state of Massachusetts.

4.8      Absence of Undisclosed Liabilities and Obligations

         See Section 4.13 below.

4.10     Real Property

         The Company currently leases property at the following locations:

         Units E, F, G and H
         7887 Dunbrook Rd.
         San Diego, California

         Units C, D, E and F
         7867 Dunbrook Rd.
         San Diego, California

         Suite 150L
         1 Longfellow Center
         526 Boston Post Rd.
         Wayland, Massachusetts

         1-22-6 Ichikawa
         Ichikawa
         Chiba, Japan 272

4.11     Tangible Assets and Equipment

         The Company currently leases:

         two     Nuclecel Static Eliminators
         two     Propylene Nozzle
         one     Ricoh 6620 Copier
         two     Ricoh Fax 75
         one     Canon S-40 Shredder

4.13 Patent and Trademarks

         Cymer Laser Technologies, Inc. has applied for a patent dated January 15, 1988, U.S. Patent Office Serial No. 144799, entitled "Compact Excimer Laser".

         Cymer is aware of certain patents issued to Mr. Gordon Gould in October 1977 and July 1979 as well as certain other patent applications of Mr. Gould believed to be pending before the U.S. Patent Office which relate to certain elements of basic laser technology. These claims of Mr. Gould have raised a state of confusion in the laser industry, in that many of these claims may have been covered by prior patents issued to others and under which many manufacturers of lasers have paid royalties pursuant to licensing arrangements. During fiscal 1987 two courts upheld the Gould patents as valid. However, neither of these decisions is binding upon Cymer and no determination has been made as to whether Cymer's products infringe the Gould patents. If the Gould patent claims are found to be valid and Cymer's products are found to infringe such patents, such findings could have a significant impact on Cymer's gross profits. If Gould's patent claims are found to be valid it is likely that the effect of these findings will be shared among other manufacturers of similar devices. All rights to the Gould Patents have since been transferred to Patlex. The Company received a letter dated May 10, 1989 from Patlex, and the Company is currently discussing a possible license from Patlex. No assurance can be given that such licensing will not be required in the future or that retroactive royalty payment on sales of the Company's lasers will not be demanded by Patlex. Should this occur, the Company's net sales and profitability may be adversely affected.

         The Company received a letter dated July 29, 1987 from Questek, Inc. relating to United States Patent No. 4,611,270 requesting information regarding possible patent infringement. The Company responded on August 26, 1987 that it did not believe that any of its products infringed on the stated patent.

4.14(a)  Contract and Other Agreements

         (1) Lease with RIC Trade Center Ltd. for the San Diego Property listed in 4.11.

         (2) Purchase Order - Purchase of Specialty gas products from Alpha Gas - Specialty Division dated 30 March 1989.

         (3) Purchase Order - Custom Machined Parts from Pyramid Precision Machine dated 22 March 1989.

         (4)     Sales Order - Laser and Laser Support Equipment to Nikon.

         (5) Agreement with Mitsubishi dated January 27, 1989 for the sale of the Company's products.

         (6)     Employee Stock Option Agreements

         (7)     Founder Stock Option Agreements

         (8)     Founder Stock Purchase Agreements

         (9) Letter Agreement dated April 27, 1988 with K-Sun, Inc., an affiliate of Shin-Etsu Chemical Co., Ltd. ("Shin-Etsu"). In connection with the Letter Agreement, the Company is currently discussing a distribution agreement with Shin-Etsu.

         (10) Certain employees of the Company (as indicated in the schedule of stock options delivered to counsel for the Investors) have salaries or other compensation in excess of $50,000.

         (11) Certain health and other benefit programs, none of which are subject to ERISA.

         (12)    Series A Preferred Stock Purchase Agreement dated May 3, 1988.

4.17     Litigation

         See Section 4.13 above.

4.19     Environmental Compliance Matters

         The Company is currently storing acetone, methanol, isopropyl alcohol, paint thinner and other common cleaning agents in quantities less than four gallons each. All of the Company's cleaning agents are stored in a safety cabinet meeting National Fire Protection Association Flammable and Combustible Liquid Code #30 and OSHA requirements #'s 3W208, #2W209 and 3W313. The Company has contracted with a third party to remove the wastes.

         The Company is also storing compressed gas cylinders used in the testing and manufacture of gas lasers. The Company's cylinders are stored in an upright secure manner.

14.7 Addresses

Cymer Laser Technologies
7887 Dunbrook Road
San Diego, California 92126
Attn:    Dr. Robert Akins
         Mr. Martin B. Pedley

Allsop Venture Partners
8700 Monrovia
Suite 212
Lenexa, KS 66215
Attn:    Mr. Michael J. Meyer

Shintech Incorporated
c/o K-Sun, Inc.
24 Greenway Plaza
Suite 811
Houston, TX 77046
Attn:    Mr. M. Miyajima

Weeden Capital Partners, L.P.
180 Maiden Lane
New York, New York 10038
Attn:    Mr. Thomas L. Flaherty

Clearwater Ventures
180 Maiden Lane
New York, New York 10038
Attn:    Mr. Thomas L. Flaherty

Ventana Growth Fund II, L.P.
1660 Hotel Circle North, Suite 730
San Diego, California 92108
Attn:    Mr. Duwaine Townsen

C. Ian Sym-Smith
Convergences Gestion
Fredrik C. Schreuder
c/o Ventana Growth Fund II, L.P.
1660 Hotel Circle North, Suite 730
San Diego, California 92108
Attn:    Mr. Duwaine Townsen

Interven II, L.P.
333 South Grand Avenue
Suite 4050
Los Angeles, California 90071
Attn:    Mr. Kenneth M. Deemer

Interven Ventures 1987
333 South Grand Avenue
Suite 4050
Los Angeles, CA 90071
Attn:    Mr. Kenneth M. Deemer

Xerox Venture Capital
3000 Sand Hill Road
Building 3
Suite 140
Menlo Park, CA 94025
Attn:    Mr. Harold Shattuck

Xerox Venture Capital
800 Long Ridge Rd.
Mail Stop 2-4D
Stamford, CT 06904
Attn:    Ms. Lucille Harris

C. Ian Sym-Smith
Ducal R 121
Marina Baie Des Anges
Villeneuve-Loubet 06270
France

Convergences Gestion
60 Rue du Rendez vous
75012 Paris, France

Fredrik C. Schreuder
Holmendammen Terrasse 24
0387 Oslo 3, Norway

VentimCo, Ltd.
94 Gloucester Place
London W1H 3DA
United Kingdom

Anglo American Partnership #1
2 Century Plaza, Suite 620
2049 Century Park East
Los Angeles, CA 90067

Paxton AB
Grev Turegatan 13A
S-114 46 Stockholm, Sweden

*Hagglof & Ponsbach Fondkommission AB
Kungsgatan 57 A
S-103 15 Stockholm, Sweden

Gerania AB
c/o Scandinavian Merchant Group AB
Norrmalmstrog 14
S-111 46 Stockholm, Sweden

Scandinavian Merchant Group AB
Norrmalmstorg 14
S-111 46 Stockholm Sweden


with copies to:

Wilson, Sonsini, Goodrich & Rosati
Two Palo Alto Square, Suite 900
Palo Alto, CA 94306
Attn:    Henry P. Massey, Jr., Esq.

Gray, Cary, Ames & Frye
401 B Street
San Diego, CA 92101
Attn:    Cameron Jay Rains, Esq.

                                                        E N D O R S E D
                                                            F I L E
                                                     In the office of the
                                                      Secretary of State
                                                  of the State of California

                                                          JUN 23 1989

                                               MARCH FONG EU, Secretary of State

                                   EXHIBIT A

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                            CYMER LASER TECHNOLOGIES


         Robert Akins and Martin Pedley certify that:

         1. They are the President and the Secretary, respectively, of CYMER LASER TECHNOLOGIES, a California corporation (the "Company").

         2. The articles of incorporation of the Company, as amended to the date of the filing of this certificate, including amendments set forth herein but not separately filed (and with the omissions required by Section 910 of the California General Corporations Law) are restated as follows (hereinafter referred to as the "Restated Articles of Incorporation"):

                                      "I.

         The name of this corporation is: CYMER LASER TECHNOLOGIES (the "Company").


                                      II.

         The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the California General Corporation Law, other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California General Corporation Law.


                                      III.

         The Company is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock."

         The total number of shares of Common Stock authorized to be issued is Eleven Million Five Hundred Thousand (11,500,000), $.01 par value per share. The total number of shares of Preferred Stock authorized to be issued is Four Million Five Hundred Thousand (4,500,000), $.01 par value per share. The Preferred Stock shall be issued in two series. The first series of Preferred Stock shall be designated as 8% Non-Cumulative Voting Redeemable Convertible Series A Preferred Stock (the "Series A Preferred Stock") and shall consist of Three Million (3,000,000) shares with the rights, preferences, privileges and restrictions set forth below. The second series of Preferred Stock shall be designated as 8% NonCumulative Voting Redeemable Convertible Series B Preferred Stock (the "Series B Preferred Stock") and shall consist of One Million Five Hundred Thousand (1,500,000) shares with the rights, preferences, privileges and restrictions set forth below. The rights, preferences, privileges and restrictions granted to and imposed upon the Series A and Series B Preferred Stock are as follows:

         A. Dividend Rate. The holders of record of shares of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Company (the "Board") out of any assets of the Company legally available therefor, an annual cash dividend at the rate per share of 8% of the Series A Liquidation Value (as hereinafter defined), which shall be payable on the payment dates fixed from time to time by the Board or a duly authorized committee thereof. The holders of record of shares of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board out of any assets of the Company legally available therefor, an annual cash dividend at the rate per share of 8% of the Series B Liquidation Value (as hereinafter defined), which shall be payable on the payment dates fixed from time to time by the Board or a duly authorized committee thereof. "Series A Liquidation Value" and "Series B Liquidation Value" shall mean $1.60 and $3.40 per share, respectively. No dividends (other than those payable solely in Common Stock) shall be declared or paid or set aside for payment or other distribution made with respect to the Common Stock during any fiscal year of the Company nor shall any shares of Common Stock be redeemed, purchased or otherwise acquired by the Company until a dividend equal to 8% per annum of the applicable Liquidation Value per share of Series A and Series B Preferred Stock has been paid or declared and set apart during the fiscal year. Any reference in these Restated Articles of Incorporation to Common Stock includes any other class or series of Common Stock that may be authorized from time to time. The foregoing restriction on redemption, repurchase or acquisition of Common Stock shall be inapplicable to (i) the redemption provisions of these Restated Articles of Incorporation, (ii) any payments in lieu of issuance of fractional shares thereof whether upon any merger, conversion, stock dividend or otherwise, (iii) repurchases of Common Stock by the Company pursuant to the terms of the Company's Incentive Stock Option Plan or the Common Stock Restriction Agreements entered into by the Company with each of Robert P. Akins, Uday Sengupta, Richard L. Sandstrom, Martin B. Pedley and Donald G. Larson and any other repurchases by the Company under circumstances comparable to those contemplated by the Company's Incentive Stock Option Plan or the Common Stock Restriction Agreements or (iv) the rescission of any acquisition by the Company pursuant to which such stock was issued. Dividends on the Series A Preferred Stock shall not be cumulative and no rights to dividends shall accrue to the holders of Series A Preferred Stock in the event that the Company shall fail to declare or pay dividends in whole or in part on the Series A Preferred Stock in any previous fiscal year of the Company, whether or not the earnings of the Company in that previous fiscal year were sufficient to pay such dividends in whole or in part. Dividends on the Series B Preferred Stock shall not be cumulative and no rights to dividends shall accrue to the holders of Series B Preferred Stock in the event that the Company shall fail to declare or pay dividends in whole or in part on the Series B Preferred Stock in any previous fiscal year of the Company, whether or not the earnings of the Company in that previous fiscal year were sufficient to pay such dividends in whole or in part. After dividends in the amount of 8% per annum of the Liquidation Value per share on the Series A Preferred Stock and Series B Preferred Stock have been paid or declared and set aside in any one fiscal year of the Company, if the Board shall elect to declare additional dividends out of funds legally available therefor in that fiscal year, such additional dividends shall be paid on the Common Stock and on the Series A Preferred Stock and Series B Preferred Stock as if the Series A and Series B Preferred Stock had been converted prior to the payment of the additional dividends.

         B.      Voting.

         (i) Subject to subsection (ii) hereof, each holder of the Series A Preferred Stock and Series B Preferred Stock shall be entitled to vote on all matters submitted to a vote (or to give their written consent in lieu of a vote) of stockholders of the Company and, with respect to such vote, shall be entitled to cast the number of votes he would have been entitled to cast had he converted all of his shares of Series A Preferred Stock or Series B Preferred Stock into Common Stock immediately prior to such vote. Except as otherwise provided herein or required by law, the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Common Stock shall vote together and not as separate classes or series.

         (ii) The holders of shares of Common Stock voting separately as a class shall elect two members of the Board of Directors of the Company, the holders of shares of Series A Preferred Stock voting separately as a class shall elect two members of the Board of Directors of the Company, and the holders of shares of Series B Preferred Stock voting separately as a class shall elect one member of the Board of Directors. Additional members of the Board of Directors, if any, shall be elected by the holders of shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only a director or directors elected by the same class of stockholders as those who would be entitled to vote to fill such vacancy, if any, shall vote to fill such vacancy. No action by members of the Board of Directors filling a vacancy on the Board of Directors shall be effective until 10 days after all Board members who do not have a right to vote on such appointment have received notice thereof. A majority of the Board members entitled to receive such notice may waive such notice requirement on behalf of all such Board members.

C.       Protective Provisions.

                 (i) The Company shall not, without the consent of persons holding greater than sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Series A Preferred Stock:

                          (a)     Amend or restate the Restated Articles of
Incorporation in a manner which would adversely alter or change the rights, preferences, privileges or restrictions of the Series A Preferred Stock;

                          (b)     Establish any class or series of capital
stock which would rank senior to or on a parity with the Series A Preferred Stock with respect to the right to receive dividends or any distribution upon the liquidation, dissolution, Liquidating Merger (as defined) or winding up of the Company;

                          (c)     Effect or permit any sale, lease,
encumbrance, assignment, transfer or conveyance of all or substantially all of the assets of the Company, or any reclassification or other change of any stock, or the merger or consolidation of the Company;

                          (d)     Increase or decrease (other than by permitted
repurchase, redemption or conversion) the total number of authorized shares of capital stock or reduce the stated capital of the Company; or

                          (e)     Obligate itself to do any of the foregoing.

                 (ii) The Company shall not, without the consent of persons holding greater than sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Series B Preferred Stock:

                          (a)     Amend or restate the Restated Articles of
Incorporation in a manner which would adversely alter or change the rights, preferences, privileges or restrictions of the Series B Preferred Stock;

                          (b)     Establish any class or series of capital
stock which would rank senior to the Series B Preferred Stock with respect to the right to receive dividends or any distribution upon the liquidation, dissolution, Liquidating Merger (as defined) or winding up of the Company;

                          (c)     Create or issue any debt securities which are
convertible into, or issued in conjunction with warrants exercisable for, capital stock of the Company, except for warrants issued in connection with financings (such as lease financings) where both (x) the aggregate exercise price of the warrants issued in a financing does not exceed ten percent (10%) of the aggregate value of such financing and (y) the exercise price is at least equal to the Series B Conversion Price;

                          (d)     Effect or permit any sale, lease,
encumbrance, assignment, transfer or conveyance of all or substantially all of the assets of the Company, or any reclassification or other change of any stock, or the merger or consolidation of the Company;

                          (e)     Amend the By-Laws of the Company to increase
the authorized number of members of the Board of Directors in excess of seven;

                          (f)     Obligate itself to do any of the foregoing.

                 (iii) The Company shall not, without the consent of persons holding greater than a majority of the outstanding shares of Series A and Series B Preferred Stock, voting together as a class, increase the number of shares of Common Stock reserved for issuance to employees, consultants and directors beyond 700,000 shares; provided, however, that this subsection (iii) shall not apply to shares of Common Stock issued to employees, consultants or directors which are outstanding on the Original Issue Date (as defined).

         D.      Mandatory Redemption and Sinking Fund.

                 (i) So long as any Preferred Stock remains outstanding, the Company shall, on each of the dates set forth in the following schedule (each a "Sinking Fund Payment Date"), set aside as and for a sinking fund for the redemption of the Preferred Stock (hereinafter called the "Sinking Fund") in cash out of any funds legally available therefor, a sum equal to the product of (a) the applicable Mandatory Redemption Price (as hereinafter defined) multiplied by (b) the number of shares of Preferred Stock set forth below opposite such Sinking Fund Payment Date:

         Sinking Fund     Number of Shares of Preferred
         Payment Date     Stock to be Redeemed
         -------------    -----------------------------
         June 23, 1994    One third of shares of Series A Preferred Stock
                          and one third of shares of Series B Preferred
                          Stock then outstanding.

         June 23, 1995    One half of shares of Series A Preferred Stock and
                          one half of shares of Series B Preferred Stock
                          then outstanding.

         June 23, 1996    Remainder of shares of Series A and Series B
                          Preferred Stock then outstanding.


                 (ii) The Series A Mandatory Redemption Price for each share of series A Preferred Stock shall be an amount in cash equal to the sum of the Series A Liquidation Value plus 8% per annum of the Liquidation Value from date of original issuance less any dividends actually paid on such share of Series A Preferred Stock to the date of redemption. The Series B Mandatory Redemption Price for each share of Series B Preferred Stock shall be an amount in cash equal to the sum of the such share of Series B Liquidation Value plus 8% per annum of the Liquidation Value from the date of original issuance less any dividends actually paid on Series B Preferred Stock to the date of redemption.

                 (iii) If on any Sinking Fund Payment Date the funds of the Company legally available therefor shall be insufficient to discharge such Sinking Fund requirement in full, funds to the extent legally available for such purpose shall be set aside for the Sinking Fund. Such Sinking Fund requirements shall be cumulative, so that if for any year or years such requirements shall not be fully discharged as they accrue, funds legally available therefor, after such payment or provisions for dividends, for each year thereafter shall be applied thereto until such requirements are fully discharged.

                 (iv) On or before the fifth day (the "Mandatory Redemption Date") next following each Sinking Fund Payment Date, the cash in the Sinking Fund shall be used to acquire by redemption, in the manner provided below, the number of shares of Series A and Series B Preferred Stock specified opposite the Sinking Fund Payment Date in the schedule appearing in clause (i) above.

                 (v) In the event of the redemption of only a part of the outstanding shares of Series A or Series B Preferred Stock, the Company shall effect such redemption pro rata according to the number of shares held by each holder of Series A or Series B Preferred Stock.

                 (vi) At least 30 days but not more than 60 days prior to a Mandatory Redemption Date, written notice (a "Mandatory Redemption Notice"), shall be mailed, postage pre-paid, to each holder of record of the Series A and Series B Preferred Stock to be redeemed at his address last shown on the records of the Company. The Mandatory Redemption Notice shall state:

                          (a)     Whether all or less than all of the
outstanding shares of Series A or Series B Preferred Stock are to be redeemed and the total number of shares being redeemed;

                          (b)     The number of shares of Series A or Series B
Preferred Stock held by the holder that the Company intends to redeem;

                          (c)     The Mandatory Redemption Date and the
Mandatory Redemption Price for each series;

                          (d)     The date upon which the holder's rights to
convert such shares of Series A or Series B Preferred Stock into Common Stock will terminate; and

                          (e)     That the holder is to surrender to the
Company, in the manner and at the place designated, his certificate or certificates representing the shares of Series A or Series B Preferred Stock to be redeemed.

                 (vii) On or before the Mandatory Redemption Date, each holder of Series A or Series B Preferred Stock to be redeemed, unless such holder has exercised his right to convert the shares as provided in Section E hereof, shall surrender the certificate or certificates representing such shares to the Company, in the manner and at the place designated in the Mandatory Redemption Notice, and thereupon the Mandatory Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. In the event less than all of the shares represented by such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                 (viii) If the Mandatory Redemption Notice shall have been duly given, and if on the Mandatory Redemption Date the Mandatory Redemption Price is either paid or made available for payment through the deposit arrangement specified in clause (ix) below, then notwithstanding that the certificates evidencing any of the shares of Series A or Series B Preferred Stock so called for redemption shall not have been surrendered, the dividends with respect to such shares shall cease to accrue after the Mandatory Redemption Date and all rights with respect to such shares shall forthwith after the Mandatory Redemption Date terminate, except only the right of the holders to receive the Mandatory Redemption Price without interest upon surrender of their certificate or certificates therefor.

                 (ix) On or prior to the Mandatory Redemption Date, the Company shall deposit with any bank or trust company in the State of California, having a capital and surplus of at least $100,000,000 as a trust fund, a sum equal to the aggregate Mandatory Redemption Price of all shares of Series A and Series B Preferred Stock called for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay, on or after the Mandatory Redemption Date or prior thereto, the Mandatory Redemption Price to the respective holders upon the surrender of their share certificates. From and after the later of the date of such deposit or the applicable Mandatory Redemption Date, the shares so called for redemption shall be redeemed. The deposit shall constitute full payment of the shares to their holders, and from and after the later of the date of the deposit or the applicable Mandatory Redemption Date, the shares shall be deemed to be no longer outstanding, and the holders thereof shall cease to be shareholders of the Company with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust company payment of the Mandatory Redemption Price of the shares, without interest, upon surrender of their certificates therefor, and the right to convert such shares as provided in Section E hereof. Any funds so deposited and unclaimed at the end of one year from the Mandatory Redemption Date shall be released or repaid to the Company, after which the holders of shares called for redemption shall be entitled to receive payment of the Mandatory Redemption Price only from the Company.

                 (x) The Company may elect to redeem all or a portion of any series of Preferred Stock at any time, provided, that it shall have received the prior written consent of persons holding two-thirds (2/3) of the outstanding shares of Series A and Series B Preferred Stock, each voting separately as a class.

         E.      Conversion.

                 (i) In General. Subject to clause (v) below, the Series A and Series B Preferred Stock shall be convertible at the option of the holder at any time into fully paid and nonassessable shares of Common Stock of the Company initially at the Conversion

Rate for each series (as defined herein) of one (1) share of Common Stock for each share of Series A or Series B Preferred Stock; provided, however, that in case of the redemption of any shares of Series A or Series B Preferred Stock, such right of conversion shall cease and terminate as to the shares called pursuant to a Mandatory Redemption, at the close of business on the day next prior to the Mandatory Redemption Date for those shares, notwithstanding any earlier deposit by the Company of funds sufficient for such redemption, unless default shall be made in the payment of the Mandatory Redemption Price, in which case the rights of conversion granted hereby shall survive.

                 (ii) The number of shares of Common Stock which shall be deliverable in exchange for a share of Series A and Series B Preferred Stock upon conversion thereof is hereinafter referred to as the "Conversion Rate" for each such series. The Conversion Rate of each series shall be subject to adjustment from time to time in certain instances as hereinafter provided.

                 (iii) An irrevocable notice of conversion shall be mailed by each holder of shares of Series A and Series B Preferred Stock electing to convert his shares addressed to the Company at its offices at 7887 Dunbrook Road, Suite H, San Diego, California 92126 (or such other address as the Company shall designate and notify the holders of Series A and Series B Preferred Stock in writing). If less than all of the shares of the Series A or Series B Preferred Stock owned by such holder are to be converted, the notice shall specify the number of shares thereof which are to be converted. Two days after the mailing of such notice, notwithstanding that no certificate for the shares of Common Stock into which the Series A and Series B Preferred Stock was converted shall have been received by the holder so electing to convert and notwithstanding that no certificate for shares of the Series A or Series B Preferred Stock converted into the Common Stock shall have been surrendered to the Company, the conversion of the Series A or Series B Preferred Stock shall be deemed effective and the certificate or certificates representing the shares of Series A and Series B Preferred Stock for which notice of conversion was mailed shall be deemed to evidence the shares of Common Stock into which they were converted until such time as they are exchanged for a new certificate representing the shares of Common Stock into which they were converted.

                 (iv) Exchange of Certificates. As soon as possible after the holder mails its notice of conversion to the Company, but in no event later than five (5) business days thereafter; (a) the holder shall surrender the certificate or certificates for such Series A and Series B Preferred Stock at the office of any duly appointed transfer agent for the Series A and Series B Preferred Stock or the Company's offices at 7887 Dunbrook Road, Suite H, San Diego,

California 92126 (or such other office or offices of the Company, if any, as the Board may determine and notify the holders of Series A and Series B Preferred Stock in writing). Such certificate or certificates shall be duly endorsed to the Company or in blank or accompanied by proper instruments of transfer to the Company or in blank, unless the Company shall waive such requirement, and shall state in writing therein the name or names in which the holder wishes the certificate or certificates for Common Stock issued; and (b) the Company will issue and deliver to the person for whose account such Series A or Series B Preferred Stock was so surrendered, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with a cash adjustment for any fraction of a share as hereinafter stated, if the shares of Series A or Series B Preferred Stock surrendered for conversion are not in the aggregate evenly convertible into a number of full shares of Common Stock. In the event of any liquidation, dissolution, Liquidating Merger or winding up of the affairs of the Company, all conversion rights of the holders of Series A and Series B Preferred Stock shall terminate on the date fixed by resolutions of the Board of Directors of the Company, which date shall not be later than ten (10) days nor earlier than twenty (20) days prior to such liquidation, dissolution, Liquidating Merger or winding-up.

                 (v)      Automatic Conversion.

                          (a)     All shares of Series A and Series B Preferred
Stock outstanding shall be converted automatically and without the requirement of any election on the part of any holder of such shares of Series A or Series B Preferred Stock at the applicable Conversion Rate in effect immediately prior to the closing by the Company of a bona fide firm commitment underwritten public offering registered under the Securities Act of 1933, as amended, of its Common Stock at a public offering price of not less than $10.20 per share of Common Stock (as adjusted for any stock dividend, stock split or combination) with net proceeds to the Company of not less than $10,000,000 (an "Automatic Conversion Event").

                          (b)     Written notice shall be given to the holders
of the Series A and Series B Preferred Stock immediately upon the occurrence of an Automatic Conversion Event. On and after the date of mailing of such notice, and notwithstanding that any certificates for the Series A or Series B Preferred Stock shall not have been surrendered for conversion, the shares of Series A and Series B Preferred Stock evidenced thereby shall be deemed to be no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except any rights of the holder (1) to receive the shares of Common Stock to which he shall be entitled upon conversion thereof, (2) to receive the amount of cash payable in respect of any fractional share of Common Stock to which he shall be entitled and (3) to receive any dividends declared but unpaid on such Series A and Series B Preferred Stock prior to the Automatic Conversion Event. No adjustments with respect to the Conversion Rate for each series shall be made on account of any holder's rights to dividends that have been declared but are unpaid prior to the Automatic Conversion Event; provided, however, that no dividends shall thereafter be paid on the Common Stock unless dividends have first been paid to the holders of Series A and Series B
Preferred Stock entitled to payment prior to the Automatic Conversion Event.
As soon as practicable after such Automatic Conversion Event, but in no event later than ten (10) business days after a holder of Series A or Series B Preferred Stock shall have received notice from the Company of such Automatic Conversion Event: (1) such holder shall surrender the certificate or certificates for such Series A or Series B Preferred Stock at the office and in the manner provided for such purpose pursuant to Section E (iii) above; and (2) the Company shall issue and deliver to the person for whose account such Series A or Series B Preferred Stock was so surrendered, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with a cash adjustment for any fraction of a share as hereinafter stated, if the shares of Series A or Series B Preferred Stock automatically converted are not in the aggregate evenly convertible into a number of full shares of Common Stock.

         F. Anti-Dilution Protection. The Conversion Rates for the Series A and Series B Preferred Stock shall be subject to adjustment from time to time as set forth below.

                 (i) Certain Definitions and Assumptions. For purposes of Section F, the following definitions and assumptions shall apply:

                          (a)     "Options" shall mean rights, options or
warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

                          (b)     "Convertible Securities" shall mean any
evidence of indebtedness, shares (other than the Series A or Series B Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                          (c)     "Original Issue Date" shall mean the date on
which the first share of Series B Preferred Stock was issued.

                          (d)     "Additional Shares of Common Stock" shall
mean all shares of Common Stock issued (or pursuant to this clause (i), deemed to be issued) by the Company subsequent to the Original

Issue Date, other than shares of Common Stock issued or issuable (or pursuant to this clause (i), deemed to be issued) at any time:

                                  (1)      upon conversion of the Series A or
Series B Preferred Stock (including any such shares of Series A or Series B Preferred stock issued on or issuable upon conversion or exercise of Convertible Securities or Options);

                                  (2)      pursuant to Options to purchase an
aggregate of 700,000 shares of Common Stock reserved for issuance or outstanding on the Original Issue Date, or Options to purchase shares of Series B Preferred Stock outstanding or issued on the Original Issue Date;

                                  (3)      to employees, consultants, agents or
directors of the Company as approved by the Board of Directors; and

                                  (4)      by way of dividend or distribution
pursuant to clause (ii) or (iii) below or a dividend or distribution on Series A or Series B Preferred Stock.

                          (e)     "Conversion Price" for Series A Preferred
Stock and Series B Preferred Stock shall mean $1.60 and $3.40, respectively, divided by the applicable Conversion Rate in effect at the time of any such determination.

                          (f)     The issuance of Options or Convertible
Securities of the Company shall be deemed the issuance of the shares of Common Stock which may be acquired upon the exercise of the Options or the exchange or conversion of the Convertible Securities for a consideration equal to the consideration for which such Options were issued, plus the exercise price of any such Options or the consideration equal to the consideration for which the Convertible Securities were issued, plus any additional consideration to be received on exchange or conversion thereof. Such shares of Common Stock shall be deemed outstanding for the purposes of this Section F.

                          (g)     Once an adjustment has been made to the
applicable Conversion Rate by reason of the deemed issuance of Additional Shares of Common Stock, no further adjustment in the Conversion Rate for each series shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such options or conversion or exchange of such Convertible Securities.

                          (h)     If such Option or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company upon exercise, exchange or conversion thereof or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Rate for each series shall, upon any such increase or decrease becoming effective, be equitably adjusted to reflect such increase or decrease.

                          (i)     Upon the expiration of any such Options or
any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Rate for each series computed upon the original issue thereof and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                  (1)      in the case of Convertible
Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

                                  (2)      in the case of Options for
Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised.

                          (ii)     Dividends.  If at any time the Company pays a
dividend on Common Stock payable in Common Stock or Convertible Securities, subdivides its outstanding shares of Common Stock into a larger number of shares or combines the outstanding shares of Common Stock into a smaller number of shares by reclassification or otherwise (each, a "Dilutive Event"), the Conversion Rate for each series in effect immediately prior to such Dilutive Event shall be adjusted by multiplying such Conversion Rate by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately after such Dilutive Event (assuming exercise or conversion of all outstanding Options and Convertible Securities) and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such Dilutive Event (assuming exercise or conversion of all outstanding

Options and Convertible Securities). An adjustment made pursuant to this subparagraph (ii), shall become effective retroactively to the record date in the case of a dividend and shall become effective on the effective date in the case of a subdivision or combination.

                 (iii) Distribution of Assets. If the Company shall distribute to holders of shares of Common Stock any assets (other than any regular quarterly cash dividend out of earned surplus), any evidence of indebtedness or other securities of the Company or any rights to subscribe thereto (the "Assets") then in each such case the Conversion Rate for each series shall be increased by multiplying the applicable Conversion Rate in effect on the record date for the determination of the stockholders entitled to receive such distribution, and prior to such distribution, by the absolute value of a fraction the numerator of which shall be the product of (a) the fair value per share (determined as provided in clause (vi) below) of the Common Stock on such record date (assuming exercise or conversion of all Options and Convertible Securities) and (b) the number of shares of Common Stock outstanding on such record date (assuming exercise or conversion of all Options and Convertible Securities) prior to such distribution and the denominator of which shall be the remainder of (c) the numerator and (d) the fair value (as determined in a resolution adopted by the Board of Directors of the Company, which shall be conclusive evidence of such fair value) of all of the Assets distributed by the Company to holders of shares of Common Stock on such record date. Such adjustment to the Conversion Rate for each series shall become effective retroactively immediately after the record date.

                 (iv) Issuance or Sale Below the Conversion Price for Series A Preferred Stock. If at any time the Company shall issue or sell, or shall, pursuant to clause (i), be deemed to have issued and sold Additional Shares of Common Stock without consideration or at a price per share less than the Conversion Price for the Series A Preferred Stock, then, in each such case, the Conversion Rate for the Series A Preferred Stock shall be increased, concurrently with such issuance or sale, to an amount determined by multiplying the Conversion Rate for such series in effect on the date of and immediately prior to such issuance or sale by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately after such issuance or sale (assuming exercise or conversion of all outstanding Options and Convertible Securities) and the denominator of which shall be the sum of
(a) the number of shares of Common Stock outstanding (assuming exercise or conversion of all outstanding Options and Convertible Securities) on the date immediately preceding the date on which the Additional Shares of Common Stock were issued or sold and (b) the number of shares of Common Stock which the aggregate consideration to be received by the Company in respect of such

Additional Shares of Common Stock would have purchased at the Conversion Price of such series in effect immediately prior to such issuance or sale.

                 (v) Issuance or Sale Below the Conversion Price for Series B Preferred Stock.

                          (a)     Sales not exceeding $1,000,000 at prices in
excess of $2.40 per share. If (x) at any time after the Original Issue Date the Company shall issue or sell, or shall, pursuant to clause (i), be deemed to have issued and sold Additional Shares of Common Stock at a price per share less than the Conversion Price for the Series B Preferred Stock and in excess of $2.40 (as adjusted for any stock dividend, stock split or combination) and
(y) the aggregate consideration of all such sales or deemed sales from the Original Issue Date does not exceed $1,000,000, then, in each such case, the Conversion Rate for the Series B Preferred Stock shall be increased, concurrently with such issuance or sale, to an amount determined by multiplying the Conversion Rate for such series in effect on the date of and immediately prior to such issuance or sale by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately after such issuance or sale (assuming exercise or conversion of all outstanding Options and Convertible Securities) and the denominator of which shall be the sum of
(a) the number of shares of Common Stock outstanding (assuming exercise or conversion of all outstanding Options and Convertible Securities) on the date immediately preceding the date on which the Additional Shares of Common Stock were issued or sold and (b) the number of shares of Common Stock which the aggregate consideration to be received by the Company in respect of such Additional Shares of Common Stock would have purchased at the Conversion Price of such series in effect immediately prior to such issuance or sale.

                          (b)     Sales, in excess of $1,000,000, occurring
within 24 months after the Original Issue Date and while the Series B Conversion Price exceeds $2.40. If (x) at any time after the Original Issue Date and within twenty-four (24) months of the Original Issue Date the Company shall issue or sell, or shall, pursuant to clause (i), be deemed to have issued and sold Additional Shares of Common Stock without consideration or at a price per share less than the Conversion Price for the Series B Preferred Stock, (y) either (A) the aggregate consideration of all such sales or deemed sales exceeds $1,000,000 or (B) the Additional Shares of Common Stock are issued or sold without consideration or at a price per share less than $2.40 (as adjusted for any stock dividend, stock split or combination), and (z) the Conversion Price for the Series B Preferred Stock immediately prior to such issuance or sale is in excess of $2.40 (as adjusted for any stock dividend, stock split or combination), then, in each such case, the

Conversion Rate for the Series B Preferred Stock shall be increased, concurrently with such issuance or sale, to an amount determined by multiplying the Conversion Rate for such series in effect on the date of and immediately prior to such issuance or sale by a fraction the numerator of which shall be the Conversion Price of the Series B Preferred Stock in effect on the date of such issuance and the denominator of which shall be the per share consideration received by the Company for the Additional Shares of Common Stock so issued; provided, however, in no event shall the Conversion Price of the Series B Preferred Stock be reduced to less than $2.40 (as adjusted for any stock dividend, stock split or combination) pursuant to this subsection b.

                          (c)     Sales occurring 24 months after the Original
Issue Date or after the Conversion Price for the Series B Preferred Stock is reduced below $2.40. If the Company shall issue or sell, or shall, pursuant to clause (i), be deemed to have issued and sold Additional Shares of Common Stock without consideration or at a price per share less than the Conversion Price for the Series B Preferred Stock (x) at any time after twenty-four (24) months from the Original Issue Date or (y) at any time after the Conversion Price for the Series B Preferred Stock immediately prior to such issuance or sale does not exceed $2.40 (as adjusted for any stock dividend, stock split or combination), then, in each such case, the Conversion Rate for the Series B Preferred Stock shall be increased, concurrently with such issuance or sale, to an amount determined by multiplying the Conversion Rate for such series in effect on the date of and immediately prior to such issuance or sale by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately after such issuance or sale (assuming exercise or conversion of all outstanding Options and Convertible Securities) and the denominator of which shall be the sum of (a) the number of shares of Common Stock outstanding (assuming exercise or conversion of all outstanding Options and Convertible Securities) on the date immediately preceding the date on which the Additional Shares of Common Stock were issued or sold and (b) the number of shares of Common Stock which the aggregate consideration to be received by the Company in respect of such Additional Shares of Common Stock would have purchased at the Conversion Price of such series in effect immediately prior to such issuance or sale.

                 (vi) Fair Value. For the purpose of any computation under clause (iii), the "fair value" on any date shall be as mutually agreed upon by the Board of Directors of the Company with the representatives of the holders of the shares of Series A and Series B Preferred Stock voting in favor of such valuation; provided, however, that if the Common Stock is listed or admitted to trading on a national securities exchange, the fair value on any date shall be equal to the average of the daily closing prices for the thirty (30) consecutive trading days commencing forty-five (45) trading days before the date in question. The closing price for each day shall be the last sales price regular way, or if no such sale takes place, the average of the closing bid and asked prices regular way on the principal national securities exchange on which such class of Common Stock is listed or admitted to trading, or if not listed on such an exchange, the average of the closing bid and asked prices for a share of Common Stock on the over-the-counter market, as reported by the National Association of Securities Dealer's Automated Quotation System at the close of business on such date.

                 (vii) Capital Reorganization. In the case of any capital reorganization or any reclassification of the capital stock of the Company or in case of the consolidation or merger of the Company with another corporation (other than a merger not involving any reclassification, conversion or exchange of Common Stock, in which, subject to clause (viii), the Company is the surviving corporation), each share of Series A and Series B Preferred Stock shall thereafter be convertible into the number of shares of stock (or of any class or classes) or other securities or property receivable upon such capital reorganization, reclassification of capital stock, consolidation or merger as the case may be, by a holder of the number of shares of Common Stock into which such share of Series A and Series B Preferred Stock was convertible immediately prior to such capital reorganization, reclassification of capital stock, consolidation or merger; and, in any case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A and Series B Preferred Stock, to the end that the provisions set forth herein (including the specified changes in and other adjustments of the Conversion Rate for each series) shall thereafter be applicable, as near as reasonably practical, in relation to any shares of stock or other securities or other property thereafter deliverable upon the conversion of the Series A and Series B Preferred Stock.

                 (viii) Liquidating Merger. If, as a result of (a) a sale or conveyance of all or substantially all of the assets of the Company, or (b) the merger, reorganization or consolidation of the Company with or into another corporation or of another corporation into it, the beneficial owners of all of the equity interest in the Company (assuming conversion of all options and Convertible Securities outstanding at the time of such merger or consolidation) immediately prior to any such merger or consolidation will not beneficially own a majority of the equity interest of the entity surviving such merger or consolidation immediately after such merger or consolidation (each such event being hereinafter referred to as a "Liquidating Merger"), such sale, conveyance, merger, reorganization or consolidation shall be deemed a liquidation and shall be subject to the provisions of Section G.

                 (ix) Transfer Agents. Whenever the Conversion Rate of a series of Preferred Stock is adjusted as herein provided, the Company shall (a) forthwith file with any transfer agent or agents for such series of Preferred Stock a certificate signed by the President or one of the Vice Presidents of the Company and by its Treasurer or an Assistant Treasurer, stating the adjusted Conversion Rate for such series determined as provided in this Section F, and in reasonable detail the facts requiring such adjustment and (b) cause a notice to be mailed to the respective holders of record of such series of Preferred Stock setting forth the adjustment and the Conversion Rate for such series, as adjusted. Any such transfer agents shall be under no duty to make any inquiry or investigation as to the statements contained in any such certificate or as to the manner in which any computation was made, but may accept such certificates as conclusive evidence of the statements therein contained, and each transfer agent shall be fully protected with respect to any and all acts done or action taken or suffered by it in reliance thereon. No transfer agent in its capacity as transfer agent shall be deemed to have any knowledge with respect to any change of capital structure of the Company unless and until it receives a notice thereof pursuant to the provisions of this clause (ix) and in default of any such notice each transfer agent may conclusively assume that there has been no such change.

                 (x) Availability of Authorized Shares. The Company shall at all times reserve and keep available, out of its authorized and unissued or treasury shares of Common Stock, or other stock or securities deliverable upon conversion, solely for the purpose of effecting the conversion of the Series A and Series B Preferred Stock, such number of shares as shall from time to time be sufficient to effect the conversion of all shares of Series A and Series B Preferred Stock from time to time outstanding. The Company shall from time to time, in accordance with the laws of the State of California, increase the authorized amount of its Common Stock and/or securities issuable upon conversion of the Series A and Series B Preferred Stock if at any time the number of shares of Common Stock (or such other securities) remaining unissued or treasury shares of Common Stock (or such other securities) shall not be sufficient to permit the conversion of all the then outstanding Series A and Series B Preferred Stock.

                 (xi) No Fractional Shares. No fractions of shares of Common Stock are to be issued upon conversion of Preferred Stock, but in lieu thereof the Company will pay therefor in cash an amount determined by multiplying the fraction of a share by the applicable Liquidation Value.

                 (xii) Delivery Of Common Stock. The Company will pay all issue and other taxes that may be payable in respect of any issue on delivery of shares of Common Stock on conversion of shares of Series A and Series B Preferred Stock pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock in a name other than that in which the Series A or Series B Preferred Stock so converted was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the tax so required.

         G.      Liquidation Rights.

                 (i) In the event of any liquidation, dissolution, Liquidating Merger or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of Common Stock and Series A Preferred Stock, the holders of the Series B Preferred Stock shall be entitled to receive from the assets of the Company available for distribution to its stockholders an amount per share of Series B Preferred Stock in cash equal to the Series B Liquidation Value per share of the Series B Preferred Stock. If upon the occurrence of such event, the assets thus distributed among the holders of Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full Series B Liquidation Value, then the entire assets of the Company legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock.

                 (ii) Upon completion of the distribution required by subparagraph (i), if any assets remain in the Company, before any distribution or payment shall be made to the holders of Common Stock or any further distribution shall be made to the holders of Series B Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to receive from the assets of the Company available for distribution to its stockholders an amount in cash equal to the Series A Liquidation Value per share of the Series A Preferred Stock. If upon the occurrence of such event, the assets thus distributed among the holders of Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full Series A Liquidation Value, then the entire remaining assets of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred stock.

                 (iii) Upon completion of the distributions required by subparagraphs (i) and (ii), if any assets remain in the Company, before any distribution or payment shall be made to the holders of Common Stock, the holders of the Series A and Series B Preferred Stock shall be entitled to receive from the assets of the Company available for distribution to its stockholders an amount in cash equal to 8% per annum of the applicable Liquidation Value per share from the date of original issuance, less any dividends that have actually been paid on such share of Series A or Series B Preferred Stock, since it was issued. If upon the occurrence of such event, the assets thus distributed among the holders of Series A and Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount aforesaid, then the entire assets of the Company legally available for distribution shall be distributed in proportion to the respective unpaid dividends among the holders of the Series A and Series B Preferred Stock.

                 (iv) Upon completion of the distribution required by subparagraphs (i), (ii) and (iii), if any assets remain in the Company, the remaining assets of the Company shall be distributed to the holders of Common Stock. Written notice of such liquidation, dissolution, Liquidating Merger or winding up, stating a payment date, the amount of the payment and the place where the amounts distributable shall be payable, shall be mailed or caused to be mailed by the Company by certified or registered mail, return receipt requested, not less than sixty (60) days prior to the date stated therein, to each holder of record of any share of the Series A and Series B Preferred Stock at his address as the same appears on the books of record of the Company. No consolidation or merger of the Company or sale or transfer by the Company of its assets which does not qualify as a Liquidating Merger, nor the reduction of the authorized number of shares of any class or series of capital stock of the Company, shall be deemed to be a liquidation, dissolution, Liquidating Merger or winding up of the corporation within the meaning of any of the provisions of this Section G.

         H. Status of Redeemed or Converted Shares. Any shares of the Series A or Series B Preferred Stock which at any time shall have been redeemed pursuant or converted hereto shall after such redemption or conversion be cancelled and no longer be available for issuance by the Company.

         I. Notice. The holders of shares of the Series A and Series B Preferred Stock shall receive notice of certain events as follows:

                 (i) not less than thirty (30) days before the occurrence of any of the following: (a) any distributions of capital stock to holders of shares of the Company's Common Stock including without limitation, any stock splits, stock dividends, stock reclassifications, or the issuance of any rights or warrants, (b) the declaration of any record date or (c) any meeting of the holders of shares of the Company's capital stock called by the Company's Board of Directors (which notice must set forth in reasonable detail the business to be transacted at such meeting); (ii) not more than ten

(10) days after the occurrence of an Automatic Conversion Event, that such event has occurred; and (iii) not less than twenty (20) days prior to the date fixed by the Board of Directors for the termination of the conversion rights of the Series A or Series B Preferred Stock as a result of any liquidation, dissolution, Liquidating Merger or winding up of the affairs of the Company that such event will occur.


                                      IV.

         The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law.

         The Company is authorized to provide indemnification of agents (as defined in Section 317 of the California General Corporation Law) for breach of duty to the Company and its shareholders through bylaw provisions, through resolutions of the board of directors or shareholders, or through agreements with the agents, or through any of the foregoing means, in excess of the indemnification otherwise permitted by Section 317 of the California General Corporation Law, subject to the limits on such excess indemnification set forth in Section 204 of the California General Corporation Law.

         Any repeal or modification of the foregoing provisions of this Article IV by the shareholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal of modification."

         3. The Restated Articles of Incorporation have been duly approved by the Board of Directors.

         4. The article amendments as included in the Restated Articles of Incorporation (other than omissions required by Section 910 of the California General Corporation Law) have been duly approved by the required vote of the shareholders in accordance with Section 902 of the California General Corporation Law. The total number of outstanding shares of Common Stock and Series A Preferred Stock of this corporation is 940,000 and 2,107,882, respectively. The number of shares voting in favor of the Restated Articles of Incorporation equaled or exceeded the vote required. The percentage vote required for the approval of the Restated Articles of Incorporation was more than 50% of the Common Stock and 66-2/3% of the Series A Preferred Stock.

         IN WITNESS WHEREOF, the Restated Articles of Incorporation has been executed by the undersigned on June 23, 1989.


/s/ ROBERT AKINS
- -------------------------
Robert Akins, President


/s/ MARTIN PEDLEY
- -------------------------
Martin Pedley, Secretary


         ROBERT AKINS and MARTIN PEDLEY declare under penalty of perjury under the laws of the State of California that each has read the foregoing certificate and knows the contents thereof and that the same is true of his own knowledge.



/s/ ROBERT AKINS                                   Dated:   June 23, 1989
- -------------------------                          -------------------------
Robert Akins, President


/s/ MARTIN PEDLEY                                  Dated:   June 23, 1989
- -------------------------                          -------------------------
Martin Pedley, Secretary

                                   EXHIBIT B

                       WILSON, SONSINI, GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION

                              TWO PALO ALTO SQUARE
                          PALO ALTO, CALIFORNIA  94306
                            TELEPHONE (415) 493-9300
                            FACSIMILE (415) 493-6811
                            TELEX: 345500 WILSON PLA


                                           June 28, 1989


To the Investors in
CYMER Laser Technologies
Series B Preferred Stock Listed on
Schedule 1.2 to that Certain Agreement.
dated June 28, 1989

Ladies and Gentlemen:

         We have acted as counsel for CYMER Laser Technologies, a California corporation (the "Company"), in connection with the sale by the Company to you of 1,257,640 shares of the Company's 8% Non-Cumulative Voting Redeemable Convertible Series B Preferred Stock (the "Series B Shares") pursuant to the CYMER Laser Technologies Series B Preferred Stock Purchase Agreement (the "Agreement") dated June 28, 1989, among the Company, and the individuals and organizations listed on Schedule 1.2 to the Agreement (the "Investors"). This opinion is given to you in compliance with Section 11.6 of the Agreement. Unless defined herein, capitalized terms have the meaning given them in the Agreement.

         In connection with this opinion, we have examined and relied upon the originals or copies, certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As used in this opinion, the expression "to our knowledge" with reference to matters of fact means that, after an examination of documents in our files and documents made available to us by the Company and after inquiries of officers of the Company, we find no reason to believe that the opinions expressed herein are factually incorrect; but beyond that we have made no independent factual investigation for the purpose of rendering an opinion to our knowledge.

         For the purposes of this opinion, we are assuming that you have all requisite power and authority, and have taken any and all necessary corporate or partnership action, to execute and deliver the Agreement, and we are assuming that the representations and warranties made by the Investors in
Section 5 of the Agreement are true and correct.

WILSON, SONSINI, GOODRICH, & ROSATI


         We are admitted to practice law only in the State of California, and we express no opinion herein concerning any laws other than the laws of the State of California, the securities laws of the States of Connecticut, New York, Texas and Kansas, and the federal laws of the United States. With respect to the securities laws of the States of Connecticut, Texas and Kansas, we have based our opinion upon our examination of such laws and the rules and regulations of the authorities as set forth in unofficial compilations. Special rulings of such authorities or opinions of other counsel have not been obtained.

         The opinions hereinafter expressed are subject to the following qualifications, as to which we render no opinion: (a) the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally;
(b) the effect of rules of law governing specific performance, injunctive relief and other equitable remedies; and (c) the compliance or noncompliance with applicable state and federal anti-fraud statutes, rules and regulations concerning the issuance of securities.

         On the basis of the foregoing and in reliance thereon, except as disclosed in Sections 4.13 and 4.19 of Schedule 4.0 of the Agreement, and with the foregoing qualifications, we are of the opinion that:

         1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority and the legal right to transact the business in which it is presently engaged, to own, lease and operate all of the assets and properties owned, leased or operated by it, to enter into and perform the Agreement, to sell the Series B Shares and to issue the Conversion Shares and to otherwise perform and comply with all other actions and agreements arising under the Agreement. The Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions which require such qualification except to the extent that failure to so qualify would not have a material adverse effect on the Company and except that we note that the Company is in the process of qualifying to do business in Massachusetts and except that we make no opinion with respect to the Company's activities in Japan.

         2. The execution, delivery and performance of the Agreement, the issuance of the Series B Shares and the Conversion Shares and the consummation of the transactions contemplated in the Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, including any action required to be taken by the Company's shareholders. The Agreement constitutes the legal, valid and binding obligation

WILSON, SONSINI, GOODRICH, & ROSATI


of the Company, enforceable against the Company in accordance with its terms (except insofar as the enforcement of Section 9.13 of the Agreement may be limited by limitations of public policy).

         3. The Company has no subsidiaries and does not own (of record or beneficially) and has made no commitment to purchase any shares or securities of, or otherwise make any investment in, any other corporation, association, partnership or other entity and is not a participant in any joint venture.

         4. Neither the issuance or sale of the Series B Shares (including the Conversion Shares) nor the execution and delivery by the Company of the Agreement, nor the consummation of or compliance with the transactions and agreements contemplated by the Agreement will conflict with or constitute a violation or breach of (i) the Restated Articles of Incorporation or Bylaws of the Company, (ii) to our knowledge, any provision of any of the contracts or instruments listed on Section 4.14 of Schedule 4.0 of the Agreement (all of which we have reviewed), which to our knowledge are all of the material contracts or other material instruments to which the Company is a party or by which the Company is bound or by which the business or material assets or properties of the Company may be affected or secured, (iii) to our knowledge, any order, writ, injunction, award or decree of any court, arbitrator or governmental or regulatory body against or binding upon the Company or upon the securities, properties or business of the Company, in each case that is specifically directed to the Company, its securities, properties or business,
(iv) any statute, law, rule or regulation (including, without limitation, applicable federal and state securities laws) of any jurisdiction to which the Company is subject to and (v) to our knowledge, any license, permit, order or approval of any federal, state, local or foreign governmental or regulatory body that is material to or necessary for the conduct of the business of the Company.

         5. At the Closing, upon payment of the purchase price therefor, each Investor will receive good and valid title to the Series B Shares and the Series B Shares (including the conversion Shares issuable upon conversion thereof (when and if issued in accordance with the Agreement and the Restated Articles of Incorporation)) will be duly authorized, validly issued, fully paid, non-assessable, free and clear of all liens and encumbrances other than liens, encumbrances or restrictions on transfer arising under the Agreement or under agreements entered into or actions taken by the Investors.

         6. As of the date hereof (but prior to the execution and delivery of the Agreement and the consummation of the transactions contemplated therein), the Company will have an

WILSON, SONSINI, GOODRICH, & ROSATI


authorized capitalization of (i) Eleven Million Five Hundred Thousand (11,500,000) shares of Common Stock, no par value, of which Nine Hundred Forty Thousand (940,000) shares are issued and outstanding; (ii) Three Million (3,000,000) shares of Series A Preferred Stock, 2,107,882 of which are issued and outstanding and one Million Five Hundred Thousand (1,500,000) shares of series B Preferred Stock, One Million Two Hundred Fifty-Seven Thousand Six Hundred Forty (1,257,640) of which are being issued to you pursuant to the Agreement. All of the outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable. In addition, the Company has reserved the following shares of Common Stock and Preferred Stock for issuance:
(i) 450,000 shares of Common Stock upon exercise of options granted or to be granted to the Company's employees; (ii) 162,500 shares of Series A Preferred Stock upon exercise of warrants to purchase shares of Series A Preferred Stock; and (iii) 18,382 shares of Series B Preferred Stock upon exercise of the warrants to purchase shares of Series B Preferred Stock. All outstanding shares of Series A Preferred Stock and shares of common Stock purchased by the Founders were issued in compliance with exemptions from registration and qualification requirements of applicable federal and state securities laws.

         7. To our knowledge, there are no legal, administrative or other proceedings, investigations or inquiries, or other asserted claims, judgments, injunctions or restrictions, pending or outstanding or threatened against the Company, any of its properties or business, or against or involving the Company or any of the Founders or the officers or directors of the Company, or any action related to the Agreement, the issuance of the Series B Shares or any of the transactions contemplated in the Agreement that might, if determined adversely to the Company, either singly or in the aggregate, result in any material adverse change in the business, prospects, operations, properties or condition (financial or otherwise) of the Company or in any material liability on the part of the company. To our knowledge, there are no actions, suits or claims or legal, administrative or arbitration proceedings pending or threatened that would give rise to any right of indemnification on the part of any director or officer of the Company or the heirs, executors or administrators of such director or officer against the Company.

         8. To our knowledge, neither the Company nor any other party is in default under any material contract, agreement or lease to which the Company is a party or by which it is or may be bound nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder.

WILSON, SONSINI, GOODRICH, & ROSATI



         This opinion is intended solely for your use in connection with your purchase of Series B Shares and is not to be made available to or relied upon by other persons or entities without our prior written consent.

                           Very truly yours,


                           WILSON, SONSINI, GOODRICH & ROSATI
                           Professional Corporation

                           /s/ WILSON, SONSINI, GOODRICH & ROSATI